AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2001


                                                      Registration No. 333-41026
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-4A


                               AMENDMENT NO. 2 TO


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         PEPPERMILL CAPITAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEVADA                               1081                      98-0186841
  (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                         PEPPERMILL CAPITAL CORPORATION
                            1819 CLARKSON, SUITE 204
                          CHESTERFIELD, MISSOURI 63017
                                 (636) 530-4532

          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 CLAYTON VARNER
                          1819 CLARKSON ROAD, SUITE 204
                          CHESTERFIELD, MISSOURI 63017
                                 (636) 530-4532
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                              John M. Klimek, Esq.
                              Scott P. Slykas, Esq.
                             Merrick & Klimek, P.C.
                          401 South LaSalle, Suite 1302
                             Chicago, Illinois 60605
                                 (312) 294-6044
                           (312) 294-6045 (Facsimile)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger described herein (the "Merger").

                                   ----------

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                                   ----------

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. _____________

                                   ----------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______________

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------- ------------------- ----------------------- -------------------- ----------------------
                                                                        Proposed              Proposed
            Title of Each Class                                         Maximum                Maximum
          Of Securities to Which                Amount to be         Offering Price           Aggregate          Amount of
            Transaction Applies                  Registered           Per Share(5)         Offering Price      Registration Fee(6)
-------------------------------------------- ------------------- ----------------------- -------------------- ----------------------
Peppermill Capital Corporation Common
Stock, par value $.001 per share                   74,384,112(1)          $ .0011           $81,822.52               $20.46
-------------------------------------------- ------------------- ----------------------- -------------------- ----------------------
Peppermill Capital Corporation Preferred
Stock, par value $.001 per share                   10,000,000(2)          $.00066          $  6,600.00               $ 1.65
-------------------------------------------- ------------------- ----------------------- -------------------- ----------------------
Peppermill Capital Corporation Common
Stock, par value $.001 per share                    4,494,800(3)               $0                   $0                   $0
-------------------------------------------- ------------------- ----------------------- -------------------- ----------------------
Peppermill Capital Corporation Common
Stock, par value $.001 per share                   10,000,000(4)               $0                   $0                   $0
-------------------------------------------- ------------------- ----------------------- -------------------- ----------------------
                                                                                                              TOTAL
                                                                                                                     $22.11
                                                                                                              ----------------------

(1) The maximum number of shares of common stock, par value $.001 per share, of Peppermill Capital Corporation ("Peppermill") that may be issued and distributed to shareholders of Varner Technologies, Inc., a Missouri corporation ("Varner"), pursuant to the agreement and plan of merger to which this proxy statement-prospectus relates, based on (a) 14,827,828 shares of Varner voting common stock, par value $.01 per share, currently outstanding and 9,966,876 shares of Varner non-voting common stock, par value $.01 per share, currently outstanding; and (b) multiplied by the conversion ratio of three (3) shares of Peppermill common stock for each share of Varner voting common stock and non-voting common stock, and assuming the exchange of all shares of Varner common stock.

(2) The maximum number of shares of preferred stock, par value $.001 per share, of Peppermill that may be issued and distributed to shareholders of Varner pursuant to the agreement and plan of merger to which this proxy statement-prospectus relates, based on (a) up to 2,000,000 shares of Varner preferred stock, par value $.01 per share, currently authorized; and (b) multiplied by a conversion ratio of five (5) shares of Peppermill preferred stock for each share of Varner preferred stock, and assuming the exchange of all shares of Varner preferred stock.

(3) The maximum number of shares of common stock of Peppermill to be issued to current holders of Peppermill common stock as a stock dividend as part of the merger.

(4) The maximum number of shares of common stock of Peppermill to be issued upon conversion of the Peppermill preferred stock.

(5) Estimated solely for the purpose of computing the registration fee, based upon the par value of Varner's capital stock of $.01, in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended (the "Act").

(6)  Calculated pursuant to Rule 457(f)(2) under the Securities Act.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. |_|

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
  OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
       SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE
    WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
     STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
                  PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         (Peppermill Shareholder Letter)

                         PEPPERMILL CAPITAL CORPORATION
                          1819 Clarkson Road, Suite 205
                          Chesterfield, Missouri 63017
                                 (636) 530-4532

              TO THE SHAREHOLDERS OF PEPPERMILL CAPITAL CORPORATION
                                A MERGER PROPOSAL

Dear Shareholders:

         As you may have learned from press reports, Varner Technologies, Inc. has purchased 10,116,000 shares or approximately 90% of the outstanding shares of common stock of Peppermill Capital Corporation. The companies have also signed an agreement providing for the merger of Varner into Peppermill. Immediately after the merger, the surviving entity will be renamed Varner Technologies, Inc.

     As a result of the merger:

          o each holder of one share of common stock or one share of non-voting common stock of Varner will receive three shares of Peppermill common stock for a total of 74,384,112 shares;

          o each holder of one share of preferred stock of Varner will receive five shares of a newly created class of Peppermill preferred stock for a total of 10,000,000 shares; and

          o each current holder of one share of Peppermill common stock will receive a dividend of four additional shares of Peppermill common stock for a total of 4,494,800 shares.

After the merger, Varner common shareholders will own approximately 93% of the common stock of Peppermill and former shareholders of Peppermill will then own approximately 7% of Peppermill common stock. The holders of Varner preferred stock will own 100% of Peppermill preferred stock after the merger.

     Peppermill common stock is listed on the OTC Bulletin Board under the trading symbol PEPM. Peppermill common stock began trading on November 25, 1999, shortly after the announcement of the purchase by Varner of Peppermill's capital stock and the signing of the letter of intent regarding the merger. On
December 29, 2000, Peppermill common stock closed at $0.625.

     You are being asked to provide your written consent to the merger and related matters. The accompanying proxy statement-prospectus contains detailed information concerning Peppermill, Varner, the stock purchase and the merger. You are also being asked to approve Peppermill's 2001 stock option plan. I urge you to read carefully the proxy statement-prospectus, in particular the discussion in the section entitled Risk Factors which begins on page ___ and in the section entitled Dissenters Rights which begins on page ____.

     Please use this opportunity to make your preferences known. Please complete, sign, date and return the accompanying written consent in the enclosed self-addressed stamped envelope.

                                          Very truly yours,


                                          Clayton Varner, president and
                                          chairman of Peppermill Capital
                                          Corporation

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement-prospectus. Any representation to the contrary is a criminal offense.

     This proxy statement-prospectus is dated _________________, 2000 and was first mailed to shareholders on or about ______________, 2000.

                           (Varner Shareholder Letter)

                            VARNER TECHNOLOGIES, INC.
                          1819 Clarkson Road, Suite 205
                          Chesterfield, Missouri 63017
                                 (636) 530-4532

                TO THE SHAREHOLDERS OF VARNER TECHNOLOGIES, INC.
                                A MERGER PROPOSAL

Dear Shareholders:

     As you may have learned from press reports, Varner Technologies, Inc. has purchased 10,116,000 shares or approximately 90% of the outstanding shares of common stock of Peppermill Capital Corporation. The companies have also signed an agreement providing for the merger of Varner into Peppermill. Immediately after the merger, the surviving entity will be renamed Varner Technologies, Inc.

     As a result of the merger:

          o each holder of one share of common stock or one share of non-voting common stock of Varner will receive three shares of Peppermill common stock for a total of 74,384,112 shares;

          o each holder of one share of preferred stock of Varner will receive five shares of a newly created class of Peppermill preferred stock which will contain rights and restrictions substantially equal to the shares of Varner preferred stock for a total of 10,000,000 shares; and

          o each current holder of one share of Peppermill common stock will receive a dividend of four additional shares of Peppermill common stock for a total of 4,494,800 shares.

After the merger, Varner common shareholders will own approximately 93% of the common stock of Peppermill and former shareholders of Peppermill will then own approximately 7% of Peppermill common stock. The holders of Varner preferred stock will own 100% of Peppermill preferred stock after the merger.

     The merger has been approved by the board of directors of Varner. Under Missouri law and Varner's corporate documents no vote is required of Varner shareholders. This prospectus is being distributed to you as a Varner shareholder to provide full disclosure of the transaction and your rights as a Peppermill shareholder should the merger be completed. The accompanying prospectus contains detailed information concerning Peppermill, Varner, the stock purchase and the merger. I urge you to read carefully the prospectus, in particular the discussion in the section entitled Risk Factors which begins on page ___.

     Peppermill common stock is listed on the OTC Bulletin Board under the trading symbol PEPM. Peppermill common stock began trading on November 25, 1999, shortly after the announcement of the purchase by Varner of Peppermill's capital stock and the signing of the letter of intent regarding the merger. On
December 29, 2000, Peppermill common stock closed at $0.625.


                                          Very truly yours,


                                          Clayton Varner, president and
                                          chairman of Varner Technologies, Inc.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     This prospectus is dated _________, 2000 and was first mailed to shareholders on or about ________, 2000.

                  (TO BE SENT TO PEPPERMILL SHAREHOLDERS ONLY)

                         Peppermill Capital Corporation
                               1819 Clarkson Road
                                    Suite 205
                          Chesterfield, Missouri 63017

                                     NOTICE

To the shareholders of Peppermill Capital Corporation:

     You are hereby being solicited, to provide your written consent, to the following matters:

          1. The authorization of a merger of Varner Technologies, Inc. into Peppermill in accordance with the terms and conditions contained in the merger agreement dated as of June 2, 2000.

          2. An amendment to the articles of incorporation of Peppermill to increase the authorized number of shares of common stock and to authorize two classes of preferred stock.

          3. An amendment to the articles of incorporation to change the name of the company to Varner Technologies, Inc.

          4. Approval of the Peppermill Capital Corporation 2001 stock option plan.

     Written consent is being solicited in lieu of holding a special meeting of shareholders. Only owners of voting common stock as shown on Peppermill's records at the close of business on February 1, 2001, will be entitled to notice of and to provide their consent. On the record date there were 11,239,700 shares of Peppermill common stock outstanding held by approximately ___ holders of record. The proposed actions require the written consent of a majority of the outstanding shares of Peppermill's common stock. It is important that you sign, date and return the enclosed consent card in the envelope provided as soon as possible. Prompt notice of the taking of the action will be given in writing to those shareholders who have not consented, once Peppermill has obtained the necessary number of consents.


                                          By order of the board of directors

                                          --------------------------------
                                          Clayton Varner, chairman and president


                                          YOUR VOTE IS IMPORTANT

          It is important that as many shares as possible consent to the proposed action. Please date, sign, and promptly return the consent card in the enclosed envelope.

                                TABLE OF CONTENTS

SUMMARY OF THE PROXY STATEMENT-PROSPECTUS......................................
     The companies.............................................................
     Summary of the merger.....................................................
         Proxy statement-prospectus............................................
         Purpose of written consents...........................................
         Structure of the transaction..........................................
         Why did Varner purchase Peppermill common stock and why
              are Peppermill and Varner proposing to merge?....................
         What will I receive in the merger?....................................
         Peppermill shareholder approval.......................................
         Recommendation of Peppermill's board of directors (Peppermill document only)...................................................
         Procedure for casting your vote (Peppermill document only)............
         You do not have to exchange your stock certificates...................
         (Peppermill and Varner)
         You have dissenter's rights (Peppermill)..............................
         Varner shareholders will not vote on merger or have
         dissenter's rights....................................................
         Completion and effectiveness of the merger............................
         Conditions to completion of the merger................................
         Interests of certain persons in the merger............................
         U.S. federal income tax consequence of the merger.....................
         Restrictions on the ability to sell Peppermill stock..................
UNAUDITED COMPARATIVE PER SHARE INFORMATION....................................
COMPARATIVE MARKET PRICE INFORMATION...........................................
RISK FACTORS
     Risk factors relating to the merger between Peppermill and Varner.........

         The value of the shares of Peppermill common stock received in the merger may fluctuate greatly and if it fluctuates
              downward would result in the value of the stock you receive in the merger decreasinlgy sharply...............................
         The merger may not result in Varner being able to enter into mergers and acquisitions or achieve other benefits as hoped which will negatively affect the value and liquidity of the stock you receive in the merger..................................

     Risk factors relating to Varner's business................................
         Varner is not profitable and does not expect to be profitable in the near future...............................................
         Varner's liquidity and capital resources are limited and if we are unable to raise more money in the future we will have to limit or discontinue our operations....................................
         Varner's limited operating history makes it difficult to predict whether we will be successful in the telecommunications
              and internet market..............................................
         Varner's proposed acquisitions of other companies or assets may result in losses.............................................

         Varner resells telecommunication services provided by third parties and the availability and/or costs of these services will affect our sales and profits and may affect the value of the stock you receive in the merger...........................
         Varner contracts third parties to provide the internet services it sells and the availability and cost of these services will affect our sales and profits and may affect the value of the stock you receive in the merger..................................

         A disruption in the telecommunication services that carry our internet services will affect our sales and profits and may affect the value of the stock you receive in the merger..........
         Varner does not currently have sufficient management to meet our proposed business plans and our inability to obtain management personnel will negatively affect our operations and the value of the stock you receive in the merger...........................

         Varner's inability to retain internet customers will negatively affect our profitability .........................................

         Varner's inability to recruit independent sales representatives may result in discontinuance of our network marketing program to recruit subscribers which would negatively affect our sales and profits and the value of the stock you receive in the merger.....
         Governmental agencies that regulate multilevel marketing companies may impose restrictions on our business that can adversely affect our ability to sell our products which would negatively affect our sales and profits and the value of the stock you receive in the merger............................................

    Risk factors relating to the Peppermill stock.............................
         Peppermill stock may be difficult to resell due to the limited market for the stock.............................................
FORWARD LOOKING STATEMENT......................................................
THE MERGER
     Background of the merger..................................................
     Peppermill's reasons for the merger.......................................
     Recommendation of Peppermill's board of directors.........................
     Varner's reasons for the merger...........................................
     Completion and effectiveness of the merger................................
     Structure of the merger and conversion of Varner capital stock............
     Exchange of Peppermill stock certificates (Peppermill Document Only)......
         As a Peppermill shareholder there is no need to exchange your stock certificates for new certificates, even after the merger and change in Peppermill's name..................................
     Exchange of Varner stock certificates (Varner Document Only)..............
     You do not have to exchange Varner stock certificates for
         Peppermill stock certificates (Varner Document Only)..................
     Material United States federal income tax consequences
         of the merger.........................................................
         Tax implications to Peppermill shareholders (Peppermill Document
              Only)............................................................
         Tax implications to Varner shareholders (Varner Document Only)........
         Tax implications to Peppermill and Varner.............................
     Regulatory filings and approvals required to complete the merger..........
     Restrictions on sales of shares by affiliates of Peppermill and Varner....
     Conditions to completion of the merger....................................
     Termination of the merger agreement.......................................
     Extension, waiver and amendment of the merger agreement...................
     Operations after the merger...............................................
DISSENTER'S AND APPRAISAL RIGHTS (Peppermill Document Only)....................
BUSINESS OF PEPPERMILL.........................................................
     Historical overview of Peppermill.........................................
     Employees.................................................................
     Peppermill's discussion and analysis or plan of operation.................
         General...............................................................
         Plan of operation.....................................................
         Liquidity and capital resources.......................................
         Accounting and audit..................................................

         Assessment work.......................................................
         Bank charges..........................................................
         Consulting fees.......................................................
         Incorporation costs written off.......................................
         Amortization of mining rights.........................................
         Legal.................................................................
         Office and miscellaneous..............................................
         Report preparation....................................................
         Transfer agent's fees.................................................
         Travel................................................................
     Security ownership in Peppermill of certain beneficial ownership and management........................................................
     Description of securities.................................................
         Common stock..........................................................
         Preferred stock.......................................................
         Options outstanding...................................................
     Market information........................................................
     Holders
     Dividends.................................................................
     Legal proceedings.........................................................
     Disagreement with accountants and financial disclosure....................
     2001 stock option plan....................................................
         General...............................................................
         The plan and participants.............................................
         Options terms and grants..............................................
         Federal tax aspects of the plan.......................................
         Vote required for approval of the plan................................
VARNER'S BUSINESS..............................................................
     Overview
     Networking People with Technology, L.L.C..................................
     Varner's current products and services....................................
         Internet access.......................................................
         Prepaid calling card services.........................................
         Computer hardware and third party software............................
         Nationwide cellular services on a prepaid basis.......................
         Voice-x-Net...........................................................
         Proprietary computer software.........................................
     Future product and services under consideration...........................
     Varner's current channels of sales and distribution.......................
     Varner's future plans for sales and distribution..........................
     Mergers and acquisitions..................................................
     Competition...............................................................
         Competition for retail internet access................................
         Competition for wholesale internet access.............................
         Competition for prepaid long distance companies.......................
     Network marketing companies...............................................
     Marketing.................................................................
     Network marketing.........................................................
     Management of independent representatives.................................
     Training and marketing support............................................
     Employees.................................................................

     Market information........................................................
     Holders
     Dividends.................................................................
     Legal proceedings.........................................................
VARNER MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............................
     Revenues
     Results of operations.....................................................
         Revenues..............................................................
         Cost of sales.........................................................
         Operating Expenses....................................................
         Commissions...........................................................
         Salaries and compensation.............................................
         Other operating expenses..............................................
         Other income and expense..............................................
         Net loss..............................................................
     Liquidity and capital resources...........................................
     Material commitments......................................................
VARNER'S MANAGEMENT............................................................
     Management and the interrelationship of Peppermill's management...........
     Stock ownership by management and others..................................
     Executive compensation....................................................
     Employment agreements.....................................................
     Compensation of directors.................................................
     Section 16(a) beneficial ownership reporting compliance...................
     Board of directors affiliations and related transactions..................
COMPARISON OF RIGHTS OF HOLDERS OF VARNER CAPITAL
     STOCK AND PEPPERMILL CAPITAL STOCK........................................
     Classes of common stock of Varner and Peppermill..........................
     Stock options and warrants................................................
     Dividends.................................................................
     Voting rights.............................................................
     Classified board of directors.............................................
     Number of directors, quorum...............................................
     Removal of directors......................................................
     Filling vacancies of the board of directors...............................
     Interested directors......................................................
     Limits on shareholder action by written consent...........................
     Ability to call special meeting...........................................
     Notice of shareholder meeting given by the corporation....................
     Amendment of articles of incorporation....................................
     Amendment of by-laws......................................................
     Shareholder right to inspect books and records............................
     Derivative actions........................................................
     Indemnification of directors and officers.................................
     Shareholder liability.....................................................
     Business combinations.....................................................
     Shareholder rights plan...................................................
     Exchange of assets, mergers and consolidations............................
     Short form merger.........................................................
     Dissenter's Rights........................................................

     Preferred stock...........................................................
     Peppermill series A preferred stock.......................................
         Non-voting............................................................
         Liquidation preference................................................
         Dividends.............................................................
         Conversion rights.....................................................
         Preemptive rights.....................................................
         Redemption............................................................
LEGAL OPINION
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION............................................
     This proxy statement-prospectus incorporates documents by reference which are not presented in or delivered with this proxy
         statement-prospectus..................................................
     You should rely only on the information contained in this document or that we have referred you to.  We have not authorized
         anyone to provide you with information that is different..............
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
     FOR SECURITIES ACT LIABILITIES............................................

This proxy statement-prospectus incorporates important business and financial information about Varner and Peppermill that is not included in or delivered with the document. This information is available to you at no charge upon written or oral request to Clayton Varner, Peppermill Capital Corporation, 1819 Clarkson, Suite 204, Chesterfield, Missouri 63017, (636) 530-4532. Please allow at least 5 days from the date you request such information for delivery. The merger, change in authorized capital, name change and approval of the stock option plan will be approved upon receipt of written consents of at least a majority of Peppermill's outstanding common stock. There is no time period set for the receipt of the necessary consents.

                            VARNER TECHOLOGIES, INC.
                         PEPPERMILL CAPITAL CORPORATION
                                 PROPOSED MERGER

                              SUMMARY OF THE PROXY
                              STATEMENT-PROSPECTUS

     This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement-prospectus, including the merger agreement, which is attached as Appendix A.

The companies

Peppermill Capital Corporation
1819 Clarkson, Suite 204
Chesterfield, Missouri 63017

     Peppermill Capital Corporation, a Nevada corporation, was incorporated on April 9, 1998. Peppermill has generated no revenues to date and at present has no operations or assets.

     Peppermill has registered its common stock on a Form 10-SB and has obtained approval to list its common stock for trading on the OTC Bulletin Board. Peppermill common stock commenced trading on November 25, 1999, and trades under the symbol PEPM.

Varner Technologies, Inc.
1819 Clarkson Road
Suite 205
Chesterfield, Missouri 63017
http://www.varner.com

     Varner Technologies, Inc., a Missouri corporation, incorporated on November 17, 1994, markets and sells internet access services, prepaid calling cards, select computer hardware and software and wireless telephone services. Varner markets these products and services through a wholly-owned subsidiary, Networking People with Technology, L.L.C. or NPWT. NPWT in turn markets the products and services to a network of independent contractors through multilevel marketing.

     Varner's proposed future products and services include long distance telephone services, voice over internet access, website development for independent distributors and proprietary software development and sale.

Summary of the merger

     Proxy statement-prospectus [Peppermill document only]

     This proxy statement-prospectus is being furnished to Peppermill shareholders in connection with the solicitation of written consent by the Peppermill board of directors regarding the proposed merger.

     Purpose of the written consents [Peppermill document only]

     Written consents of the shareholders of Peppermill are being solicited for the following matters:

          o a proposal to adopt the merger agreement, dated as of June 2, 2000, by and among Peppermill and Varner;

          o an amendment to Peppermill's articles of incorporation to increase the authorized number of shares of common stock and to authorize two classes of preferred stock; and

          o an amendment to Peppermill's articles of incorporation to change the name of Peppermill to Varner Technologies, Inc.

          o    approval of the Peppermill 2001 stock option plan.

Adoption of the merger agreement will also constitute approval of the merger and other transactions contemplated by the merger.

     Structure of the transaction (see page __).

     Varner has purchased 10,116,000 shares, approximately 90% of the outstanding common stock of Peppermill from certain shareholders of Peppermill. Immediately upon the completion of the stock purchase, Varner and Peppermill entered into a letter of intent relating to the merger of the two companies. The companies then negotiated an agreement and plan of merger which provides that holders of Varner voting common stock and non-voting common stock will receive Peppermill common stock and holders of Varner preferred stock will receive Peppermill preferred stock.

     Why did Varner purchase Peppermill common stock and why are Peppermill and Varner proposing to merge? (see page ____)

     The Varner board considered a variety of factors in making its decision to purchase 90% of the common stock of Peppermill and to approve the merger agreement. The Varner board determined that it was important for Varner to be a publicly traded company for the following reasons:

     o to allow Varner access to funding sources often available only to public companies.

     o to allow Varner the ability to structure acquisitions or merge with other companies using its publicly traded securities as consideration.

     o    to provide liquidity to Varner shareholders.

     The Varner board considered several different methods for becoming a public company and determined that a merger with Peppermill was the preferred and fastest method. Due to the competition in the markets in which Varner competes, Varner's ability to accomplish its goals of acquiring or merging with other companies in the industry as soon as possible was a critical concern.

     The Peppermill board has determined that the Peppermill shareholders will have a better chance of realizing potential appreciation in their shareholdings by being owners of an operating company.

     What will I receive in the merger?

     If you are a Peppermill shareholder. If the merger is completed, as a Peppermill shareholder, you will retain your shares in Peppermill, which will be the surviving company and you will receive a dividend of four additional shares of Peppermill common stock for every one share you currently own.

     If you are a Varner shareholder. If the merger is completed, as a Varner shareholder, you will receive three shares of Peppermill common stock for each share of Varner voting common stock and/or Varner non-voting common stock you own. This prospectus is being distributed to you as a Varner shareholder to provide you with full disclosure of the transaction and your rights as a Peppermill shareholder should the merger be completed. If you are a holder of Varner preferred stock, and the merger is completed, you will receive five shares of Peppermill preferred stock for each share of Varner preferred stock you own. The rights and preferences of holders of the Peppermill preferred stock will be substantially equal to the rights and preferences of holders of the Varner preferred stock.

     Prior to the merger there are 11,239,700 shares of Peppermill common stock outstanding. After the merger there will be approximately 80,002,612 shares of common stock and 10,000,000 shares of preferred stock. Initially, there will be no warrants or options to purchase shares of Peppermill common stock. The holders of Varner preferred stock will own 100% of Peppermill preferred stock after the merger.

     For a period of thirty days after the merger is effective, holders of Peppermill preferred stock will be able to convert those shares into shares of common stock of Peppermill on a one for one basis. After such period, shares of Peppermill preferred stock cannot be converted to shares of Peppermill common stock and cannot be sold for a period of one year. By converting to common stock, holders of preferred stock will receive shares that are listed on the OTC Bulletin Board, but will lose the preferences granted to the preferred stock, including certain preemptive rights to participate in a future public offering of Peppermill's common stock. See "Comparison of Rights of Holders of Varner Capital Stock and Peppermill Capital Stock."

     The number of shares of Peppermill common stock to be issued for each share of Varner common stock is fixed and will not be adjusted based upon changes in the price of the Peppermill shares at the time of the merger. As a result, to the extent a Varner shareholder receives Peppermill common stock, the value of the shares he receives in the merger will not be known at the time of this proxy statement-prospectus and may go up or down as the market price of Peppermill common stock goes up or down. Based on the number of Varner and Peppermill shares outstanding as of the date of this proxy statement-prospectus, the former shareholders of Varner common stock will own approximately 93% of Peppermill common stock after the merger.

     Peppermill shareholder approval (see page ___).

     Under Nevada law, and in accordance with the articles of incorporation of Peppermill as amended, the merger will need to be approved by the holders of a majority of the common stock of Peppermill. The Peppermill board has already approved the merger and Varner holds the vast majority of Peppermill common stock. It is expected that approval of the merger will be obtained.

     Recommendation of Peppermill's board of directors (see page ___). [Peppermill Document Only]

     After careful consideration, the Peppermill board of directors determined the merger to be fair to you and in your best interests and declared the merger advisable. The board has also obtained a fairness opinion finding that the merger is fair to Peppermill shareholders. Peppermill's board of directors approved the merger agreement and recommends that you provide your written consent for it. Abstentions and failures to vote will have the same effect as a vote against the merger, the amendments to the articles of incorporation and the adoption of Peppermill's 2000 stock option plan.

     Procedure for casting your vote (see page ___) [Peppermill Document Only]

     Peppermill shareholders should mail their signed written consent in the enclosed return envelope as soon as possible so that their shares of Peppermill common stock may be counted. If you do not include instructions on how to vote your properly executed written consent, your shares will be voted:

     o    For adoption of the merger agreement;

     o For the amendment to the articles of incorporation authorizing an increase in the authorized shares of common stock and the creation of two classes of preferred stock;

     o For the amendment to the articles of incorporation authorizing the change in the company name; and

     o    For approval of Peppermill's 2001 stock option plan.

Peppermill will assume the expenses incurred in connection with the printing and mailing of this proxy statement-prospectus.

     You do not have to exchange your stock certificates (see page ___) [Peppermill Document Only]

     There will be no need for Peppermill shareholders to exchange their current Peppermill stock certificates after the merger. If the merger is adopted, you will receive a stock certificate representing additional shares issued as part of the stock dividend. If you have a brokerage account and would like your certificates transferred to your account electronically, please contact Peppermill's transfer agent at:

                   Florida Atlantic Stock Transfer, Inc.
                   7130 Nob Hill Road
                   Tamarac, Florida 33321
                   (954) 726-4954
                   (954) 726-6305 (Facsimile)

     You do not have to exchange your stock certificates (see page ___) [Varner Document Only]

     After the merger is completed, there will be no need to exchange your current stock certificates. Each certificate representing shares of Varner voting common stock or non-voting common stock will represent an equal number of shares of Peppermill common stock. Each certificate representing shares of Varner preferred stock will represent an equal number of shares of Peppermill preferred stock. You will be issued certificates representing the balance of Peppermill common stock and Peppermill preferred stock you own after the merger. For example, if you own one share of Varner common stock and one share of Varner preferred stock, after the merger your certificates will now represent one share of Peppermill common stock and one share of Peppermill preferred stock, and you will receive certificates representing two additional shares of Peppermill common stock and four additional shares of Peppermill preferred stock. Do not dispose of your Varner stock certificates. If you have a brokerage account and would like your certificates transferred to your account electronically, please contact Peppermill's transfer agent at:

                   Florida Atlantic Stock Transfer, Inc.
                   7130 Nob Hill Road
                   Tamarac, Florida 33321
                   (954) 726-4954
                   (954) 726-6305 (Facsimile)

     You have dissenter's rights (see page ___) [Peppermill Document Only]

     If you do not vote for the merger and you follow the notice provisions set forth on page ___, you have the right to receive the fair market value of your Peppermill shares.

     Varner shareholders will not vote on the merger or have dissenter's rights

     Under Missouri corporate law and Varner's corporate documents, Varner shareholders will not be required to approve the merger nor will Varner shareholders have dissenter's rights. Dissenter's right are rights given to shareholders who vote against a corporate act, like a merger, to receive the cash value of their shares instead of receiving securities in the merger.

     Completion and effectiveness of the merger (see page ___)

     We will complete the merger when all of the conditions to the merger are satisfied or waived. The merger will become effective when we file articles of merger with the states of Missouri and Nevada. We are working toward completing the merger as quickly as possible.

     Conditions to completion of the merger (see page ___)


     The conditions that must be satisfied or waived before the completion of the merger include the following:

     o    the merger agreement must be adopted by Peppermill shareholders

     o    the registration statement must be effective under the securities laws

     Interests of certain persons in the merger (see page __)

     As of the record date, Varner beneficially owned approximately 90% of the outstanding common shares of Peppermill entitled to vote. Mr. Varner, the president and a director of Peppermill, is also the president and a director of Varner. All of the directors of Peppermill are also directors of Varner. Directors and executive officers of Varner own a majority of Varner's common stock.

     U.S. federal income tax consequence of the merger (see page __)

     We have structured the merger so that, in general, Management of Peppermill and Varner believe that Peppermill, Varner and their respective shareholders will not recognize gain or loss for United States federal income tax purposes in the merger.

     Restrictions on the ability to sell Peppermill stock (see page __)

     Shares of Peppermill common stock retained by current Peppermill shareholders will be freely tradable. Any shares of Peppermill common stock received in connection with the merger will be freely transferable unless the holder is considered an "affiliate" of either Varner or Peppermill under the Securities Act of 1933. Shares of Peppermill common stock held by affiliates may only be sold through a registration statement or exemption under the Securities Act.

     There will be no market for the Peppermill preferred stock and the stock will not be able to be sold for a period of one year from the date of the merger. For a period of thirty days after the merger is effective, holders of Peppermill preferred stock will be able to convert their shares into shares of common stock of Peppermill on a one for one basis. After such period, shares of Peppermill preferred stock will not be able to convert to shares of Peppermill common stock and will not be able to be sold for a period of one year. By converting to common stock, holders of preferred stock will receive shares that are listed on the OTC Bulletin Board, but will lose the preferences granted to the preferred stock, including certain preemptive rights to participate in a future public offering of Peppermill's common stock. See "Comparison of Rights of Holders of Varner Capital Stock and Peppermill Capital Stock."

                   UNAUDITED COMPARATIVE PER SHARE INFORMATION


                                   As of and for the year ended             As of and for the nine months
                                      December 31, 1999                        ended September 30, 2000
                                  -------------------------------         -------------------------------
                                   PEPPERMILL        VARNER(1)            PEPPERMILL       VARNER(1)
Book value per share - net         $       0         $      (.034)        $       0        $       (.0012)
cash dividends per share           $       0         $          0         $       0        $            0

Income (loss) per share            $       0         $      (.084)        $       0        $         (.11)

1 Computation calculated using the weighted average common shares outstanding for the period presented.

                      COMPARATIVE MARKET PRICE INFORMATION

     Peppermill common stock is traded on the OTC Bulletin Board under the symbol "PEPM." Peppermill common stock commenced trading on November 25, 1999, after the purchase by Varner of 90% of Peppermill common stock and the signing of a letter of intent regarding the merger. Varner common stock is not traded publicly.

     The following table sets forth historical trading information for Peppermill common stock on the first trading day of each month since trading commenced including the price of Peppermill common stock the last full trading day prior to the printing of this proxy statement-prospectus.


                                                                   Peppermill
                                                                   common stock
Date                                                               closing price
--------------------------------------------------------------------------------
December 1, 1999  ...........................................            $9.00
January 3, 2000   ...........................................            $7.25
February 1, 2000  ...........................................            $6.50
March 1, 2000     ...........................................            $6.25
April 3, 2000     ...........................................            $5.00
May 1, 2000       ...........................................            $3.69
June 1, 2000      ...........................................            $3.38
July 1, 2000      ...........................................            $1.625
August 1, 2000    ...........................................            $1.6875
September 1, 2000 ...........................................            $2.00
October 1, 2000   ...........................................            $1.625
November 1, 2000  ...........................................            $1.625
December 1, 2000  ...........................................            $ .5625

                                  RISK FACTORS

     An investment in Peppermill common stock involves a high degree of risk. In addition to other information contained in or incorporated by reference into this proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to provide your written consent for the merger.

Risk factors relating to the merger between Peppermill and Varner


     The value of the shares of Peppermill common stock received in the merger may fluctuate greatly and if it fluctuates downward would result in the value of the stock you receive in the merger decreasing sharply.


     Due to the limited public market for Peppermill common stock and due to the limited shares available for trading, the market price of the Peppermill common stock can be expected to fluctuate greatly and may be low. Due to the announcement of the merger, the value of the Peppermill common stock will be influenced to a great extent by Varner's operations. The specific dollar value of Peppermill common stock to be received by Varner shareholders upon completion of the merger will depend on the market value of Peppermill common stock at the time of completion of the merger.


     The merger may not result in Varner being able to enter into mergers and acquisitions or achieve other benefits as hoped which will negatively affect the value and liquidity of the stock you receive in the merger.


     Varner has entered into the merger agreement expecting that the merger will result in benefits, including allowing Varner to enter into mergers and acquisitions utilizing its publicly traded securities as consideration, making investment capital more readily available to Varner and providing its shareholders with liquidity for their shares. Achieving the benefits of the merger will depend in part on a public trading market developing for shares. While Peppermill shares are listed on the OTC Bulletin Board, they have been trading for a very short period of time and there is no assurance that a market for these shares will continue or that the shares will trade at a price or at a volume that will provide the benefits listed above.

Risk factors relating to Varner's business

     Varner is not profitable and does not expect to be profitable in the near future.

     Varner incurred net losses of approximately $1,070,000 for the year ended December 31, 1997, $1,994,000 for the year ended December 31, 1998, $1,399,000 for the year ended December 31, 1999 and $2,183,000 for the nine months ended September 30, 2000. As of September 30, 2000, Varner had an accumulated deficit of approximately $7,668,000 representing, in large part, the sum of our historical net losses. We have not achieved profitability in any quarterly or annual period, and we expect to continue to incur net losses for the foreseeable future.

     Varner's liquidity and capital resources are limited and if we are unable to raise more money in the future we will have to limit or discontinue our operations.

     Varner will require significant capital resources to develop and expand our existing businesses, acquire or develop additional internet and telecommunications-related businesses, and fund near term operating losses. Thus far, we have paid for our near term capital expenses, operating losses and working capital requirements from sales of our capital stock in private placements. Longer term, it is likely that we will need to raise additional money to fully implement our goals.

     We will need to seek additional capital from public or private equity or debt sources to fund our growth and operating plans. We cannot be certain that we will be able to raise additional capital in the future on terms acceptable to us or at all. If alternative sources of financing are insufficient or unavailable, we will be required to modify our growth and operating plans in accordance with the extent of available financing or discontinue operations.

     Varner's limited operating history makes it difficult to predict whether we will be successful in the telecommunications and internet market.

     Varner was incorporated on November 17, 1994, and began offering services to the public in March of 1997. Varner will encounter challenges in the new and rapidly evolving telecommunications and internet market, especially given our limited operating history. These risks include our inability to:

          o    expand our subscriber base and increase subscriber revenues;

          o    compete favorably in a highly competitive market;

          o    access sufficient capital to support our growth;

          o recruit and retain qualified employees and independent representatives; and

          o    introduce new products and services.

     We cannot be certain that we will successfully address any of these risks.

     Varner's proposed acquisitions of other companies or assets may result in losses.

     As a key component of our growth strategy, we intend to acquire companies and assets that we feel will enhance our revenue growth, operations and profitability. Acquisitions may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities and expenses, each of which could materially and adversely affect our business. These acquisitions involve numerous risks, including:

          o the difficulties in the integration and assimilation of the operations, technologies, products and personnel of the acquired business;

          o the diversion of management's attention from other business concerns;

          o    the availability of favorable financing for future acquisitions;
               and

          o    the potential loss of key employees of any acquired business.


     We will need to be able to successfully integrate our acquired businesses. The failure to do so could have a material adverse effect on our business, results of operations and financial condition.


     Varner resells telecommunication services provided by third parties and the availability and/or costs of these services will affect our sales and profits and may affect the value of the stock you receive in the merger.


     Varner does not own any part of a local exchange network or a long distance network. As a result, for our long distance and prepaid phone card business, we depend entirely on third parties for resale of their services. The termination, disruption or rate changes for these services would have a material adverse effect on our resales of these services.


     Varner contracts with third parties to provide the internet services it sells and the availability and cost of these services will affect our sales and profits and may affect the value of the stock you receive in the merger.


     Varner does not own all of our internet service networks. As a result, we must contract for these services with third parties. The interruption or termination of these services would have a material adverse effect on our business. Network capacity constraints may occur in the future, both at the level of particular dial-up points of presence or POPs which affect only members attempting to use that particular POP, and in connection with system-wide services, such as e-mail, which can affect all members. These capacity constraints would result in slowdowns, delays or inaccessibility when members try to use particular services. Poor network performance could cause members to terminate their membership with us.


     A disruption in the telecommunication services that carry our internet services will affect our sales and profits and may affect the value of the stock you receive in the merger.


     We rely on telecommunications carriers to transmit our internet traffic over local and long distance networks. These networks may experience disruptions that are not easily remedied. In addition, we depend on certain suppliers of hardware and software. If our suppliers fail to provide us with network services, equipment or software at the quantities, at the quality levels or times we require, or if we cannot develop alternative sources of supply, it will be difficult, if not impossible, for us to provide our services.


     Varner does not currently have sufficient management to meet our proposed business plans and our inability to obtain management personnel will negatively affect our operation and the value of the stock you receive in the merger.


     While the current management of Varner has experience in network marketing, software and systems development, retailing, internet operations and operating companies, the combined management experience of the principals will not meet all of the requirements or the demands of the day to day operations of a developing internet provider and telecommunications company. It will be necessary to retain the services of consultants and additional management level staff. Competition for experienced persons in these fields is intense and our inability to find additional management personnel will limit our growth.

     Varner's inability to retain internet customers will negatively affect our profitability.

     Our new member acquisition costs are substantial relative to the monthly fees we charge. Our long-term success depends on our retention of existing members. It is relatively easy for internet users to switch to competing providers. Any significant loss of members will substantially decrease our revenue and cause our business to suffer.


     Varner's inability to recruit independent sales representatives may result in discontinuance of our network marketing program to recruit subscribers which would negatively affect our sales and profits and the value of the stock you receive in the merger.


     We employ a network marketing program that entails the use of independent representatives to sell our internet access and telecommunications services and to recruit other independent representatives to sell these services. The success of our network marketing program will depend on our ability to attract, retain and motivate a large base of independent representatives, who, in turn, are expected to recruit both subscribers for our services as well as other independent sales representatives. Our ability to attract and retain independent representatives could be negatively affected by:

          o adverse publicity relating to our services or operations, including our network marketing program;

          o our program structure, which may include modifications in commission rates and training fees;

          o    the quality and range of our product offerings;

          o the level of support services we provide to our independent representatives; and

          o    the availability of competing network marketing opportunities.


     Governmental agencies that regulate multilevel marketing companies may impose restrictions on our business that can adversely affect our ability to sell our products which would negatively affect our sales and profits and the value of the stock you receive in the merger.


     Varner's network marketing program is affected by extensive government regulation, such as federal and state regulation of the offer and sale of business franchises, business opportunities and securities. We also may fail to comply with existing statutes or regulations as a result of misconduct by our independent representatives, the ambiguous nature of some of the regulations and the considerable interpretive and enforcement discretion given to regulators. The Federal Trade Commission and the Attorneys General of several states have been very active against companies they believe have violated existing law, and have imposed fines and burdensome reporting and operating requirements, which in some cases has resulted in the termination of such businesses. Any assertion or determination that our company or our independent representatives are not in compliance with existing statutes or regulations could have a material adverse effect on our business and operations.

Risk factors relating to the Peppermill stock

     Peppermill stock may be difficult to resell due to the limited market for the stock.

     Prior to the acquisition by Varner of Peppermill common stock, you could not buy or sell Peppermill common stock publicly. An active public market for Peppermill common stock may not develop or be sustained due to a limited number of purchasers and sellers for the stock.

                           FORWARD-LOOKING STATEMENTS

     Included in this prospectus are various forward-looking statements within the provisions of the Private Securities Litigation Return Act of 1995, which can be identified by the use of forward looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue," "believe" or other similar words. We have made forward-looking statements with respect to the following, among others:

          o    our goals and strategies;

          o    the importance and expected growth of internet technology;

          o the pace of change in internet and telecommunications marketplace;

          o    the demand for internet and telecommunications services; and

          o    our product offerings.

     These statements are forward-looking and reflect our current expectations. They can be affected by a number of risks and uncertainties, including but not limited to, changes in technology and changes in the internet and telecommunications marketplace. Due to the many risks and uncertainties surrounding the internet and telecommunications marketplace, shareholders should keep in mind that we cannot guarantee that the forward-looking statements described in this prospectus will occur.

                                   THE MERGER

     This section of the proxy statement-prospectus describes material aspects of the proposed merger, including the stock purchase agreement and the merger agreement. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger.

Background of the merger

     In October of 1999, Mr. Clayton Varner, president of Varner, met with Doug Aguililla of Emerson Bennett & Associates, L.L.C., a consultant engaged to assist Varner in seeking financing and obtaining a public market for its capital stock. Mr. Aguililla suggested merger or acquisition for Varner to accomplish Varner's goals.

     Mr. Aguililla suggested Peppermill, a company for which Emerson Bennett & Associates, L.L.C. serves as a market maker, as a possible merger candidate. During late October and early November of 1999, Mr. Varner had several meetings with Brent Vickers, a former president of Peppermill, to discuss an acquisition or merger between Peppermill and Varner.


 At the time of the filing of Peppermill's Form 10-SB registration statement, neither Mr. Vickers nor any of Peppermill's officers or directors were anticipating any such merger. In September, 1999, it became evident to Peppermill's management that active engagement in any mineral exploration would not be feasible due to a lack of financial support. Specifically, the market price for gold, the principal ore to be explored in the mineral claims, had experienced a downward turn, and Peppermill was unable to convince additional investors to contribute the sums necessary to conduct viable mining explorations. It was around this time that Peppermill was presented with the possibility of a merger with Varner Technologies, Inc. in order to increase the value of Peppermill's capital stock.

     The material terms of the purchase of Peppermill stock by Varner Technologies, Inc. were negotiated on behalf of Peppermill's shareholders by Mr. Vickers and on behalf of Varner by Clayton Varner. Mr. Aguililla of Emerson Bennett & Associates was also present during these negotiations. Mr. Varner based his valuation of Peppermill on its status as a public company, and the costs of alternative methods of creating a public market for Varner Technologies, Inc.'s capital stock. In this regard, Mr. Varner determined that it would be more cost-effective to merge with Peppermill than to engage in any other method of creating a public market for Varner Technologies, Inc.'s capital stock. Mr. Vickers based his valuation of Peppermill on the fact that Peppermill was a public company, the public market price for Peppermill's common stock, and the fact that Peppermill would not be engaging in any mineral exploration or mining activities in the foreseeable future.

     On November 19, 1999, Varner entered into an agreement with Peppermill to purchase 10,116,000 shares (or approximately 90% of Peppermill common stock) for $300,000 from certain shareholders of Peppermill, and said purchase was completed on November 22, 1999. The following is a list of the persons transferring shares of Peppermill common stock to Varner and their relationship to Peppermill (none of the individuals had a relationship with Varner):

         Name                 Number of Shares                Relationship                  Consideration
---------------------      ---------------------        ---------------------          ---------------------

BC, Limited(1)                           500,000                         N/A                         $14,828
BC, Limited(1)                           500,000                         N/A                         $14,828
Archer Investment Inc.                   500,000                         N/A                         $14,828
Brookside Estates SA                     490,000                         N/A                         $14,531
L. Gordon                                500,000                         N/A                         $14,828
Bruce Kennedy                             10,000                         N/A                         $   297
Rene Payne                                16,000                         N/A                         $   474
Chris Acheson                            500,000                         N/A                         $14,828
A. Beitel                                500,000                         N/A                         $14,828
Nancy Mitsiadis                          500,000                         N/A                         $14,828
John Purdon                              500,000                         N/A                         $14,828
Lorie Holt                               500,000                         N/A                         $14,828
Genie Kouris                             500,000                         N/A                         $14,828
Michael Mitsiadis                      1,000,000                    former president                 $29,656
Rayman Paquette                        2,000,000                    former director                  $59,312
Richard Haderer                        1,000,000                    former director                  $29,656
Keith Decoursey                          500,000                         N/A                         $14,828
Dawn Vickers                             100,000                affiliated with former               $ 2,966
                                                             president (brother of Brent
                                                                       Vickers)
--------------------------

     (1) BC, Limited is a British Columbia, Canada corporation. Mr. John Purden is the owner of BC, Limited.

     Emerson Bennett & Associates was paid $25,000 by Varner Technologies, Inc. in connection with its services. Emerson Bennett & Associates was not paid any cash or non-cash consideration by Peppermill in connection with its services. Emerson Bennett & Associates may have had a conflict of interest in providing services to both Varner Technologies, Inc. and Peppermill. In addition, Mr. Vickers was issued options to purchase 416,667 shares of Varner's common stock at a price of $.01 per share.


     On November 19, 1999, Clayton Varner was appointed as president and director of Peppermill.

     On November 19, 1999, Varner entered into a letter of intent relating to the merger of Varner into Peppermill. On November 24, 1999, Peppermill publicly announced the stock purchase agreement and the signing of the letter of intent.


     Between November, 1999 and June, 2000, Varner began preparing for the merger which consisted primarily of completing audited financial statements suitable for filing in this disclosure document and obtaining a fairness opinion regarding the terms of the merger to both Varner and Peppermill shareholders. Clayton Varner, after the purchase of the Peppermill shares, was the president of both Varner and Peppermill and effectively negotiated the merger terms. There was a potential conflict of interest between Mr. Varner's duties to Varner shareholders and his duties to Peppermill shareholders. The terms of the merger were structured to roughly maintain the 90/10 ownership of Peppermill before the merger as well as after. A fairness opinion was also obtained to support the structure.


     On June 2, 2000, Varner held a board of directors meeting where senior management of Varner discussed the proposed merger and the proposed principal terms and conditions of the transaction. After extensive discussion regarding the merger proposal, the Varner board of directors unanimously determined that the merger, upon the terms contained in the merger agreement, is fair to and in the best interests of Varner's shareholders and adopted the merger agreement.

     On June 2, 2000, Peppermill held a board of directors meeting to discuss the proposed merger and the proposed principal terms of and conditions of the transactions. After extensive discussion regarding the merger proposal, the Peppermill board of directors unanimously determined that the merger, upon the terms contained in the merger agreement, is fair to and in the best interests of Peppermill shareholders, adopted the merger agreement and recommended that its shareholders vote in favor of the merger.

     On June 2, 2000, the parties negotiated the final changes in the definitive merger agreement, and the merger agreement and the related documents were executed.

Peppermill's reasons for the merger

     Peppermill has generated no revenues. The board of directors has determined that following the merger the shareholders of Peppermill will be the owners of an operating company, and that they will have the potential to realize appreciation in their share holdings. Peppermill engaged Evans & Evans, Inc. to prepare a valuation report and related fairness opinion with respect to the terms of the proposed merger transaction with Varner. Evans &

Evans was founded in 1989 and has been extensively involved in the financial service and management consulting fields. Evans & Evans has offices in Vancouver, British Columbia; Calgary, Alberta; Toronto, Ontario; Kanata, Ontario; Halifax, Nova Scotia and Portland, Oregon. Evans & Evans was selected due to certain consulting work they had performed for Varner in evaluating potential acquisition targets. There is no relationship between Evans & Evans and Varner or Peppermill or their respective principals, nor is any relationship anticipated.

     Evans & Evans was asked to evaluate the fairness of the merger transaction, the terms of which were negotiated by Peppermill and Varner. The report found the terms of the proposed merger fair, from a financial point of view, to the shareholders of Peppermill. In assessing the fairness of the merger transaction, the report compared the fair market value of the outstanding shares of Peppermill as of October 31, 1999, to the fair market value of Peppermill common shareholders' interest in Peppermill after the merger. Evans & Evans found the value of the shares of Peppermill after the proposed merger to be higher than the shares of Peppermill prior to the merger. The report also identified, but did not attempt to quantify, certain other benefits to Peppermill's shareholders. These additional benefits of merger included participation in an operating company, access to new business opportunities and the ability of Varner to bring business development to Peppermill.

     In determining the fair market value of Varner's shares, the primary valuation approach was to determine the enterprise value of Varner based upon the number of subscribers Varner had for its internet and e-mail services. Evans & Evans used a rule of thumb approach, involving the number of subscribers multiplied by the industry standard revenue dollar value per subscriber as determined by Evans & Evans in an interview process of individuals within the industry. As a back-up approach, Evans & Evans compared Varner with other companies in the internet service provider industry whose shares trade on North American stock exchanges. The value of Peppermill's common stock was valued on its book value per share, adjusted for the fact that Peppermill is a public company.

Recommendation of Peppermill's board of directors

     After careful consideration, the Peppermill board of directors unanimously determined the merger to be fair to Peppermill shareholders and in their best interests and declared the merger advisable. Peppermill's board of directors approved the merger agreement and unanimously recommends adoption of the merger agreement.

Varner's reasons for the merger

     Varner's board of directors believes that the merger will be beneficial to Varner and its shareholders for the following reasons:

          o The merger will result in Varner being a publicly traded company, which may make public financing more readily available.

          o The public trading market for the Peppermill shares may allow Varner to negotiate mergers and/or acquisitions using its capital stock as consideration.

          o The merger may provide liquidity for holders of Varner shares, which will be listed and traded.

          o Varner's board of directors determined that the merger was fair, from a financial point of view, to the Varner shareholders.

          o Varner's board weighed Varner's strategic alternatives to the merger, including remaining a non-public company and determined the merger was the best alternative.

     In the course of its deliberations, the Varner board reviewed with Varner management a number of additional factors relevant to the merger, including:

          o Varner's business, financial condition, results of operations and prospects;

          o the impact of the merger on Varner's customers and independent representatives; and

          o    Varner's evaluation of other, potential strategic relationships.

     Varner's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

          o the risk that the potential benefits sought in the merger might not be fully realized, including, the possibility that Peppermill's stock might not attain or maintain a public trading market;

          o    the costs involved in the merger; and

          o the other risks described under Risk Factors on page ____ of this proxy statement-prospectus.

     Varner's board of directors believed that these risks were outweighed by the potential benefits of the merger.

     The foregoing discussion is not exhaustive of all factors considered by Varner's board of directors. Each member of Varner's board may have considered different factors. Varner's board evaluated these factors as a whole and did not qualify or otherwise assign relative weights to factors considered.

Completion and effectiveness of the merger

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including adoption of the merger agreement by the shareholders of Peppermill. The merger will become effective upon filing the articles of merger in Nevada and Missouri.

     We are working towards completing the merger as quickly as possible.

Structure of the merger and conversion of Varner capital stock.

     In accordance with the merger agreement and Missouri and Nevada law, Varner will be merged into Peppermill. As a result of the merger, the separate corporate existence of Varner will cease and Peppermill will survive the merger. Upon completion of the merger, the name of Peppermill will be changed to Varner Technologies, Inc.

     Upon completion of the merger, each outstanding share of Varner voting common stock and Varner non-voting common stock will be converted into three shares of Peppermill common stock. Each share of Varner preferred stock will be converted into five shares of newly created Peppermill preferred stock. The holders of Varner preferred stock will own 100% of Peppermill preferred stock after the merger.

     Peppermill shareholders will also be asked to consent to an amendment to Peppermill's articles of incorporation. The amendment will increase the authorized shares of Peppermill common stock to 600,000,000, authorize the issuance of 100,000,000 shares of preferred stock and change the name of Peppermill to Varner Technologies, Inc. A form of certificate of amendment to the articles of incorporation of Peppermill is attached to this proxy statement-prospectus as Appendix B.

Exchange of Peppermill stock certificates ]PEPPERMILL DOCUMENT ONLY]

     As a Peppermill shareholder there is no need to exchange your stock certificates for new certificates, even after the merger and change in Peppermill's name.

     Your stock certificate will continue to represent the same number of shares of Peppermill common stock. After the merger you will receive a certificate representing the stock dividend of four additional shares of Peppermill common stock for every share you own. If you prefer, after the merger you can send your old stock certificate to the transfer agent, with any required documentation, and receive a new stock certificate containing the new name of the company for a fee of $15.00 per transaction. If you have a brokerage account and would like your certificates transferred to your account electronically, please contact Peppermill's transfer agent at:

                   Florida Atlantic Stock Transfer, Inc.
                   7130 Nob Hill Road
                   Tamarac, Florida 33321
                   (954) 726-4954
                   (954) 726-6305 (Facsimile)

Exchange of Varner stock certificates [VARNER DOCUMENT ONLY]

     You do not have to exchange Varner stock certificates for Peppermill stock certificates [Varner document only]

     When the merger is completed, each certificate representing shares of Varner voting common stock or non-voting common stock will represent an equal number of shares of Peppermill common stock. Each certificate representing shares of Varner preferred stock will represent an equal number of shares of Peppermill preferred stock. There is no need to exchange your current Varner certificates, and they will be treated as certificates for shares of Peppermill. You will be issued additional certificates representing the balance of Peppermill common stock and Peppermill preferred stock that you own after the merger. If you prefer, after the merger is complete, you can send your old Varner stock certificates to the transfer agent, with any required documentation, and receive new certificates, for a fee of $15.00 per transaction. If you have a brokerage account and would like your certificates transferred to your account electronically, please contact Peppermill's transfer agent at:

                   Florida Atlantic Stock Transfer, Inc.
                   7130 Nob Hill Road
                   Tamarac, Florida 33321
                   (954) 726-4954
                   (954) 726-6305 (Facsimile)

Material United States federal income tax consequences of the merger

     The following are material United States federal income tax consequences of the merger. The following discussion is based on the internal revenue code of 1986, and related regulations, existing administrative interpretations and court decisions and any related laws, all of which could change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or special rules that may apply to you, such as rules relating to:

          o    shareholders who are not citizens or residents of the United
               States;

          o    financial institutions;

          o    tax exempt organizations;

          o    insurance companies;

          o    dealers in securities; or

          o shareholders who acquired their shares of Varner or Peppermill common stock through exercise of options or similar derivative securities or otherwise as compensation

     This discussion assumes you hold your shares of Varner or Peppermill capital stock as capital assets within the meaning of Section 1221 of the internal revenue code.


     Both Peppermill and Varner have discussed the tax consequences of the merger with their respective legal and accounting advisors. The following is based on the opinion of management of Varner and Peppermill based on such discussions. An opinion of Varner's and Peppermill's counsel has been obtained regarding material United States federal income tax consequences of the merger.


     Varner has determined that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the internal revenue code, and Varner and Peppermill will each be a party to that reorganization within the meaning of Section 368(b) of the internal revenue code.

     Tax implications to Peppermill shareholders [Peppermill document only]

     Current shareholders of Peppermill should not recognize gain or loss for United States federal income tax purposes as a result of the merger.

     Tax implications to Varner shareholders [Varner document only]

     Varner shareholders should not recognize gain or loss for United States federal income tax purposes when they exchange Varner voting common stock or non-voting common stock solely for Peppermill common stock or they exchange their Varner preferred stock solely for Peppermill preferred stock through the merger. The aggregate tax basis of the Peppermill stock they receive as a result of the merger will be the same as the aggregate tax basis in the Varner stock they surrender in the exchange. The holding period of the Peppermill stock received as a result of the exchange will include the period during which the Varner stock exchanged in the merger was held.

     Tax implications to Peppermill and Varner

     Peppermill and Varner will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

     This foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences or any other consequences of the merger. In addition, this discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

Regulatory filings and approvals required to complete the merger

     Neither Peppermill nor Varner is aware of any material governmental or regulatory approval required for completion of the merger, other than compliance with applicable corporate laws of Missouri and Nevada.

Restrictions on sales of shares by affiliates of Peppermill and Varner

     The shares of Peppermill common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, and will be freely transferable under the Securities Act, except for shares of Peppermill common stock issued to any person who is deemed to be an affiliate of either Varner or Peppermill. Persons deemed to be affiliates include individuals or entities that control, are controlled by, are under common control with Peppermill or Varner, which may include some of our officers and directors, as well as our principal shareholders. Affiliates may not sell their shares of Peppermill common stock acquired in connection with the merger except through:

          o an effective registration statement under the Securities Act covering the resale of those shares;

          o    an exemption under Rule 144 of the Securities Act; or

          o    any other applicable exemption under the Securities Act.

     Peppermill's registration statement on Form S-4, of which this proxy statement-prospectus forms a part, does not cover the resale of shares of Peppermill preferred stock or shares of Peppermill common stock to be received by affiliates in the merger.

Conditions to completion of the merger

     Varner and Peppermill's obligations to complete the merger and the other transactions contemplated by the merger agreement are dependent on the satisfaction or waiver of each of the following conditions before completion of the merger:

          o Peppermill's registration statement on Form S-4 must be effective;

          o the merger agreement must be adopted by the holders of a majority of the outstanding shares of Peppermill common stock;

          o no action, suit or proceeding shall be threatened or pending which has the effect of prohibiting completion of the merger substantially on the terms contemplated by the merger agreement;

          o    the Peppermill shares will be listed on the OTC Bulletin Board;

          o all applicable approvals and consents required to complete the merger must be received, the failure of which would have a material adverse effect on Peppermill or Varner or would result in a violation of any laws; and

          o Varner's and Peppermill's representations and warranties must be true and correct as of the date the merger is to be completed, and must conform or comply in all material respects with all of their obligations required by the merger agreement.

Termination of the merger agreement

     The merger agreement may be terminated at any time prior to completion of the merger, whether before or after adoption of the merger agreement by Peppermill shareholders:

          o    by mutual consent of Peppermill and Varner;

          o by Varner, upon a material breach of any covenant or agreement on the part of Peppermill which is set forth in the merger agreement, or if any of Peppermill's representations or warranties are or become untrue or inaccurate so that the corresponding condition to completion of the merger would not be met; or

          o by Peppermill, upon a material breach of any covenant or agreement on the part of Varner which is set forth in the merger agreement, or if any of

               Varner's representations or warranties are or become untrue or inaccurate so that the corresponding condition to completion of the merger would not be met.

Extension, waiver and amendment of the merger agreement

     Peppermill and Varner may amend the merger agreement at any time before or after Peppermill shareholders' approval of the merger, provided that the amendment does not require further shareholder approval.

Operations after the merger

     Following the merger, Varner will continue its operations as a Nevada corporation. The board of directors of Peppermill which is currently in office will remain in office after the merger. The shareholders of Varner will become shareholders of Peppermill and their rights as shareholders will be governed by Peppermill's articles of incorporation, as currently in effect, Peppermill's bylaws and the laws of Nevada. See "Comparison of Rights of Holders of Varner Capital Stock and Peppermill Capital Stock" on page ____.

                        DISSENTER'S AND APPRAISAL RIGHTS
                           [PEPPERMILL DOCUMENT ONLY]

     Under Nevada law, if you are a Peppermill shareholder and you comply with certain requirements of Nevada law, you are entitled to dissenter's rights in the merger. However, it is a condition of Varner and Peppermill's obligations to consummate the merger that shareholders holding no more than 1% of Peppermill's common stock exercise dissenters' rights.

     You have the right to dissent to the approval of the merger under Section 92A.380 of the Nevada Act and the right to be paid the "fair value" of your shares in cash by complying with the procedures set forth in Sections 92A.420 and 92A.440 of Nevada law. To qualify, you must dissent with respect to all of the shares beneficially owned by you. You may assert dissenter's rights as to fewer than all the shares recorded in your name only if you dissent with respect to all shares beneficially owned by any one person and notify Peppermill in writing of the name and address of each person on whose behalf you assert dissenter's rights. If you partially dissent, your rights are determined as if the shares as to which dissent is made and the remaining shares were recorded in the name of different shareholders. If you are the beneficial owner of shares, you may dissent only if the record owner consents in writing and you give that consent to Peppermill. Set forth below is a summary of the procedures relating to the exercise of dissenter's rights. This summary does not purport to be a complete statement of the provisions of Sections 92A.380, 92A.420 and 92A.440 of Nevada law and is qualified in its entirety by reference.

     To assert dissenter's rights, you must:

     1. deliver to Peppermill, before __________, written notice of your intent to demand payment for your shares if the merger is completed; and

     2.   not vote your shares in favor of the merger.

     If the proposed merger creating dissenters' rights is authorized, Peppermill shall deliver a written dissenter's notice to all shareholders who satisfied the above requirements 1-2. The dissenter's notice must be sent no later than 10 days after the completion of the merger, and must:

     1. state where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

     2. inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

     3. supply a form for demanding payment that includes the date of the first announcement to the news media or to the shareholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

     4. set a date by which Peppermill must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

     5.   be accompanied by a copy of Sections 92A.300 to 92A.500 of Nevada law.

     A shareholder to whom a dissenter's notice is sent must:

     1.   demand payment;

     2. certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

     3. deposit his certificates, if any, in accordance with the terms of the notice.

     A shareholder who demands payment and deposits his certificates, if any, before the proposed merger occurs retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed merger. A shareholder who does not demand payment or deposit his certificates where required is not entitled to payment for his shares.

     Within 30 days after receipt of a demand for payment, Peppermill shall pay each dissenter who complied with 1-3 above the amount Peppermill estimates to be the fair value of the shares, plus accrued interest.

     If you withdraw the written demand to be paid the fair value of your shares, or if the merger is abandoned or terminated, or if a court determines that the holders of Peppermill common stock are not entitled to receive payment in exchange for shares, or if you otherwise lose your dissenter's rights, then you will be reinstated to all of your rights as a holder of Peppermill common stock as of the filing of your written objection.

     A dissenter may notify Peppermill in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, or reject Peppermill's offer and demand payment of the fair value of his shares and interest due, if he believes that the amount paid is less than the fair value of his shares or that the interest due is incorrectly calculated.

     A dissenter waives his right to demand payment unless he notifies Peppermill of his demand in writing within 30 days after Peppermill made or offered payment for his shares.

     If a demand for payment remains unsettled, Peppermill shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If Peppermill does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

                             BUSINESS OF PEPPERMILL

Historical overview of Peppermill

     Peppermill Capital Corporation, a Nevada corporation, was incorporated on April 9, 1998. Peppermill has no subsidiaries and no affiliated companies. Peppermill's executive offices were located at 2500-1177 West Hastings Street, Vancouver, B.C., Canada, V6E 2K3. After the stock purchase, the offices were moved to Varner's offices located at 1819 Clarkson Road, Suite 205, Chesterfield, Missouri 63017.

     Peppermill has obtained quotation on the OTC Bulletin Board and its common stock commenced trading under the symbol PEPM on November 25, 1999. The market maker for Peppermill is Emerson Bennett & Associates, LLC, 6261 N.W. 6th Way, Suite 207, Fort Lauderdale, Florida, USA 33309.

     Peppermill has not been a party to bankruptcy, receivership or any similar proceedings.

     Peppermill was initially engaged in the exploration and development of mineral properties.

     Peppermill has no revenue to date from the development of its mineral claims or otherwise. It is anticipated that after the merger, management efforts will be focused primarily on the business of Varner. At least for the immediate future little or no effort will be made to develop Peppermill's mining business further.

Employees

     As of the date of this proxy statement-prospectus, Peppermill had one employee, Clayton W. Varner, its president. Peppermill is not a party to any employment contracts or collective bargaining agreements.

Peppermill's discussion and analysis or plan of operation

     General.

     Peppermill has not yet received revenues from operations and has no assets. After the merger it is anticipated that management's primary focus will be on the business of Varner and that Peppermill's operations will not be developed further, at least for the immediate future.

     Plan of operation.

     Peppermill has had limited operations and no revenues to date.

     Liquidity and capital resources.

     Peppermill had no assets and no liabilities as of December 31, 1999 and no assets and liabilities of $27,951 as of September 30, 2000.

     Peppermill will require significant additional financing in order to continue. No financing has been arranged. If Peppermill is unable to raise additional capital, it will not be able to engage in any future operations.

     An analysis of the expenses for the period from inception, being April 9, 1998 to December 31, 1998, and for the year ended December 31, 1999, are as follows:


                                    From April 9, 1998
                                  (date of inception) to      For the year ended
                                     December 31, 1998        December 31, 1999
                                     -----------------        -----------------
Accounting and audit                  $ 3,050                      $ 2,798
Assessment work                         1,800                          --
Bank charges                              119                           36
Consulting fees                         7,800                       13,200
Filing fee - EDGAR                        --                          1,61
Incorporation costs written off           640                          --
Amortization of mining rights             --                         2,129
Legal                                   2,500                          --
Office and miscellaneous                  727                          267
Report preparation                        619                          --
Salary                                    --                           --
Transfer agent's fees                   2,777                        1,435
Travel                                  3,000                          --
                                      -------                      -------
         TOTAL EXPENSES               $23,032                      $21,499
                                      =======                      =======

An analysis of the above expenses is as follows:

     Accounting and audit.

     Peppermill has expended funds for accounting and auditing in connection with a Form 15C-211B submitted to NASD in connection with the listing of its common stock on the OTC Bulletin Board. Peppermill has also been required to file quarterly reports on Form 10-QSB.

     Assessment work.

     Peppermill engaged the services of Edward Skoda to perform certain exploration work on the property more fully described above. This work was assigned in December but was not performed and filed with the Gold Commissioner's Office until February 1999.

     Bank charges.

     Represents bank service charges during the period.

     Consulting fees.

     Consulting fees include payments for preparation of various securities subscription agreements, offering memoranda, corporate minutes and various other documents required by Peppermill, and expenses incurred in identifying a market maker for Peppermill.

     Incorporation costs written off.

     Peppermill decided to write off the cost of incorporation rather than capitalize it.

     Amortization of mining rights.

     Peppermill has amortized costs of obtaining mining rights which were previously capitalized.

     Legal.

     Legal fees were incurred in obtaining a tradeability letter on the issued shares of Peppermill. This letter was filed along with the Form 15C-211.

     Office and miscellaneous.

     Office and miscellaneous represents charges paid for photocopying, faxing and delivery.

     Report preparation.

     James McLeod was paid the sum of $619 for the preparation of his geological report on the mining claims dated June 16, 1998.

     Transfer agent's fees.

     Transfer agent's fees include an annual fee of $1,200, printing of share certificates and obtaining CUSIP.

     Travel.

     Peppermill reimbursed its former president, Brent Vickers, for travel costs to Florida to meet with Peppermill's market maker. This expense was incurred subsequent to the resignation of Brent Vickers as president and director of Peppermill.

     Peppermill has no contractual obligations for either leased premises, employment agreements or work commitments on its mining claims and has made no commitments to acquire any asset of any nature.

     The majority of the general and administrative expenses relate to filing costs, transfer agent's fees and audit and accounting.

     To date, Peppermill has spent $2,129 for exploration and development of mining claims. This expenditure has enabled Peppermill to maintain all its mineral claims in good standing to maturity.

     Management does not believe Peppermill's operations have been materially affected by inflation.

Security ownership in Peppermill of certain beneficial ownership and management

     The following table sets forth certain information with respect to the beneficial ownership of each person who is known to be an executive officer, director or the beneficial owner of more than 5% of Peppermill's common stock as of the date of this proxy statement-prospectus.

                                            Amount and nature
     Name and address                       of beneficial         Percent
     of beneficial owner                    ownership(1)(2)       ownership
     -------------------                    -----------------     --------
     Varner Technologies, Inc.                  10,116,000           90%
     1809 Clarkson
     Suite 205
     Chesterfield, MO 63017

     Clayton W. Varner                               4,252(3)         *

     Tjody Varner                                        0(4)         *

     Robert W. Rapp                                      0(5)         *

     All officers and directors as a group 3         4,252            *
     persons

----------------------
*    Less than 1%.

1 As of the date of this proxy statement-prospectus, there were 11,239,700 Peppermill common shares outstanding. Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

2 Under Rule 13-d of the Exchange Act, shares not issued, but under options, warrants, rights, conversion privileges where such shares may be acquired in the next 60 days, are deemed to be outstanding for the purpose of computing the percentage of shares owned by the persons having such rights, but not for other persons.

3 Mr. Varner is the beneficial owner of 5,480,000 shares, comprising approximately 22%, of Varner common stock.

4 Ms. Varner is the beneficial owner of 3,500,000 shares, comprising approximately 14% of Varner common stock.

5 Mr. Rapp is the beneficial owner of 2,705,741 shares, comprising approximately 11% of Varner common stock.

Description of securities

     Peppermill's articles of incorporation currently provide that Peppermill is authorized to issue 200,000,000 shares of common stock, par value $0.001 per share. As of the date of this proxy statement-prospectus, 11,239,700 shares were outstanding. Peppermill shareholders will be voting on an amendment to Peppermill's articles of incorporation that would authorize 600,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. See Appendix B.

     Common stock.

     Each holder of record of Peppermill's common stock is entitled to one vote per share in the election of Peppermill's directors and all other matters submitted to Peppermill's shareholders for a vote. Holders of Peppermill's common stock are also entitled to share in all dividends when declared by Peppermill's board of directors, and to share ratably in all assets distributed to Peppermill's shareholders upon liquidation or dissolution limited in both cases to any preference that may be applicable to any outstanding preferred stock. There are no preemptive rights to subscribe to any of Peppermill's securities, and no conversion rights or sinking fund provisions applicable to the common stock.

     Neither Peppermill's articles of incorporation nor its bylaws provide for cumulative voting. Accordingly, persons who own or control a majority of the shares outstanding may elect all of the board of directors. Persons owning less than a majority could be foreclosed from electing any.

     Preferred stock.

     Holders of Peppermill preferred stock, when authorized and issued, will have rights equal, to the extent possible, to those of holders of Varner preferred stock. See "Comparison of Rights of Holders of Varner Capital Stock and Peppermill Capital Stock."

     Options outstanding.

     There are currently no options, warrants or rights to purchase Peppermill's common stock.

Market information

     Peppermill's common stock began trading on the National Association of Securities Dealers, Inc. OTC Bulletin Board on November 25, 1999.

     The high and low bid prices for Peppermill's common stock since the start of trading is as follows:

     Period                                                  High         Low

     November 25, 1999 (the inception of
     trading) to December 31, 1999                          $10.00      $4.875

     January 1, 2000 to March 31, 2000                      $7.250      $5.00

     April 1, 2000 to June 30, 2000                         $5.00       $1.50

     July 1, 2000 to September 30, 2000                     $2.75       $1.375

     October 1, 2000 to November 30, 2000
                                                            $1.875      $0.625

     The Securities and Exchange Commission has adopted regulations which define a penny stock to be equity securities that have a market price of less than $5.00 per share with certain exemptions. Peppermill's common stock may be deemed a penny stock and come under rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors. If the common stock is listed on The NASDAQ SmallCap Market in the future, the penny stock rules would no longer apply.

     Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell Peppermill's securities, and may adversely affect the ability of holders of Peppermill's common stock to resell their shares in the secondary market.

Holders

     The number of record holders of Peppermill common stock at November 30, 2000, was ___ of which one was a director.


Dividends

     Peppermill has never paid cash dividends on its common stock and does not intend to do so in the foreseeable future.

Legal proceedings

     There are no legal proceedings to which Peppermill is a party or to which its property is at risk. To the best of management's knowledge there are no material legal proceedings contemplated.

Disagreement with accountants and financial disclosure

     From inception to April 7, 2000, Peppermill's principal accountant was Andersen Andersen & Strong, L.C. of Salt Lake City, Utah. On April 10, 2000, Peppermill voluntarily changed its independent accountants from Andersen Andersen & Strong, L.C. to Kaufman, Rossin & Co. This change was approved by Peppermill's board of directors. The financial statements for the year ended December 31, 1999 were audited by Kaufman, Rossin & Co. The report of Andersen Andersen & Strong, L.C. for the period from inception to February 28, 1999 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or application of accounting principles. The reports of Andersen Andersen & Strong, L.C. and Kaufman, Rossin & Co. contain an explanatory paragraph that states that due to the need for additional working capital for its planned activities, there is substantial doubt about its ability to continue as a going concern. Through the date of replacement, there were no disagreements with Andersen Andersen & Strong, L.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

2000 stock option plan

     General

     In the opinion of the board of directors, Peppermill and its shareholders will benefit substantially from having certain officers, key employees, consultants and advisors acquire shares of Peppermill's common stock through options granted under Peppermill's 2000 stock option plan. Such options, in the opinion of the board, will be a highly effective incentive, and will create a commonality of purpose between Peppermill's officers, key employees, consultants, advisors and shareholders with respect to Peppermill's strategies for profitable growth and share-value appreciation. In the opinion of Peppermill's board, Peppermill's ability to provide these stock options to its officers and other key employees in the future will benefit Peppermill's long-term financial performance. In addition, Peppermill's board believes Peppermill's interests would best be served if options could be granted to consultants, advisors and other individuals who can contribute to the success of Peppermill's business.

     The plan and participants

     On September 14, 2000, Peppermill's board of directors approved for adoption the 2000 stock option plan. The plan enables Peppermill to grant incentive stock options, as defined under Section 422 of the internal revenue code of 1986, as amended, and non-qualified stock options. It authorizes the grant of options to purchase up to an aggregate of 10,000,000 shares of Peppermill's common stock to officers and other full-time salaried employees of Peppermill and its subsidiaries with managerial, professional or supervisory responsibilities and consultants and advisors who render bona fide services to Peppermill and its subsidiaries.

     The purposes of the plan are:

     o to enable Peppermill to attract and retain persons of ability as officers and other key employees with managerial, professional or supervisory responsibilities;

     o    to retain able consultants and advisors; and

     o to motivate such persons to use their best efforts on behalf of Peppermill by providing them with an equity participation in Peppermill.

The full text of the plan is set forth as a exhibit to the registration statement to which this proxy statement-prospectus forms a part and the following description of the plan is qualified in its entirety by reference to the plan.

     The plan will be administered by the board or a stock option committee, which will be appointed by Peppermill's board of directors. The committee must consist of two or more members of the board of directors, each of whom must be a "non-employee director" person within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. Under the terms of the plan, the board or stock option committee will have the authority to determine, in accordance with the terms and conditions of the plan, the persons to whom options are granted, the number of options granted to each optionee and the terms and conditions of each option, including its duration.

     The plan can be amended, suspended, reinstated or terminated by Peppermill's board of directors. However, without approval of Peppermill's shareholders, no amendment shall be made which:

     o increases the maximum number of shares of Peppermill common stock which may be acquired through stock options granted under the plan, except for specified adjustment provisions;

     o    extends the term of the plan;

     o increases the period during which a stock option may be exercised beyond ten years from the date of the grant;

     o materially increases the benefits accruing to optionees under the plan;

     o materially modifies the requirements as to eligibility for participation in the plan; or

     o will cause stock options granted under the plan to fail to meet the requirements of Rule 16(b)-3.

Unless previously terminated by Peppermill's board of directors, the plan will terminate ten years after the date upon which it is approved by Peppermill's shareholders. No additional options may be granted under the plan after that date.

     Options terms and grants

     Non-qualified stock options may be granted to purchase common stock under the plan at a purchase price to be determined from time to time by Peppermill's board of directors, in their sole and absolute discretion. Incentive stock options may be granted to purchase common stock under the plan at not less than the fair market value of the shares as of the date of grant, or 110% of fair market value in the case of incentive stock options granted to any officer or employee holding in excess of 10% of the combined voting power of all classes of Peppermill's stock as of the date of grant.

     No optionee may be granted incentive stock options under the plan to purchase common stock having a fair market value, determined as of the date of grant, which exceeds $100,000. This rule applies to incentive stock options which are exercisable for the first time by such optionee in any calendar year, under all Peppermill stock option plans as of the date of grant. The maximum number of shares for which options may be issued to a Peppermill employee during any calendar year may not exceed 200,000. Other than the limitations set forth above, there is no limitation on the number of non-qualified stock options which may be granted to any optionee under the plan.

     Incentive stock options may be granted for a term of up to five years in the case of optionees who own in excess of 10% of the combined voting power of all classes of Peppermill's stock. In the case of all other optionees, incentive stock options may be granted for a term of up to ten years. Non-qualified stock options may be granted for a term of up to ten years.

     The plan provides that if a stock option or portion thereof expires or is terminated, cancelled or surrendered for any reason without being exercised in full, the unpurchased shares of common stock which were associated with such stock option or portion thereof shall be available for future grants of stock options under the plan.

     As of the date hereof, no options have been granted under the plan.

     Options granted under the plan will not be assignable or transferable except by will or the laws on intestate succession. Options acquired under the plan may be exercised by the optionee or the optionee's legal representative only while the optionee is employed by Peppermill, or within six months after termination of employment due to a permanent disability, or within three months after termination of employment due to retirement. The executor or administrator of a deceased optionee's estate, or the person or persons to whom the deceased optionee's rights have passed by will or by the laws of descent or distribution, shall be entitled to exercise the option during the sixth months after the decedent's death. Options expire immediately in the event an optionee is terminated with or without cause, or resigns. However, in the event Peppermill terminates the employment of an optionee who at the time of such termination was an officer of Peppermill, and had been continuously employed by Peppermill during the two-year period immediately preceding such termination, for any reason except "good cause" each stock option held by such optionee shall be exercisable for a period of three months after such termination if exercisable during that period. This rule for officers applies for stock options which have not previously lapsed or expired and which had been held by such officer for more than six months prior to such termination. In any event, an option shall not be exercisable beyond its stated expiration date.

     The purchase price and the number and kind of shares that may be purchased upon exercise of options granted under the plan, and the number of shares which may be granted under the plan, will be adjusted upon the occurrence of certain events, including stock splits, recapitalizations and reorganizations.

     Federal tax aspects of the plan

     Set forth below is a general summary of the federal income tax consequences associated with the plan.

     A Peppermill employee will not realize income upon the grant of an incentive stock option or, except as noted below, upon the exercise of such option. Unless shares of Peppermill common stock acquired upon exercise are disposed of within two years of the date of grant or within one year of exercise, upon the sale of such shares, the optionee will generally recognize capital gain or loss. This gain or loss is measured by the difference between the amount realized on the sale and the price paid for the shares. If a sale is made prior to either of such dates, an optionee's gain on the sale of the shares will be treated as ordinary income to the extent of the lesser of the excess of the fair market value of the shares at the time of exercise over the option price and the excess of the amount realized on the sale of stock over the option price. Peppermill will be allowed a deduction at the time of sale in the amount of ordinary income recognized by the optionee. The balance of any gain realized will be treated as long-term or short-term capital gain depending upon the length of time the shares were held by the optionee.

     Generally, the excess of the fair market value of an incentive stock option at the time of exercise over the option price constitutes an item of tax preference for purposes of calculating "alternative minimum taxable income" and may result in imposition of the "alternative minimum tax" for the participant in accordance with Section 55 of the internal revenue code. In the case of stock which is restricted within the meaning of internal revenue code section 83, the time at which fair market value is established is not the day of exercise. Rather, it is the time when such shares become transferable or are no longer susceptible to a substantial risk of forfeiture.

     Non-qualified options granted under the plan are not intended to qualify for the favorable federal income tax treatment accorded to incentive stock options under the plan. An optionee should not recognize any income for federal income tax purposes at the time of the grant of non-qualified options under the plan. When non-qualified options are exercised, however, the excess of the fair market value of the shares of common stock acquired through such exercise, determined at the time of exercise, over the option price will constitute ordinary income to the optionee. Peppermill is entitled to a corresponding income tax deduction equal to the amount of such ordinary income for the taxable year in which the optionee is required to recognize such income for federal income tax purposes.

     Vote required for approval of the plan

     Peppermill's board of directors has approved the plan. However, the plan will not be adopted unless the holders of at least a majority of the shares of common stock vote for approval of the plan.

       The board of directors recommends a vote for approval of the plan.

                                VARNER'S BUSINESS

Overview

     Varner Technologies, Inc. a Missouri corporation, was incorporated on November 17, 1994. Varner's headquarters are located at 1819 Clarkson Road, Suite 204, Chesterfield, Missouri 63017. Varner's telephone number is (636) 530-4532 and fax number is (636) 530-9049. Varner's internet sites are www.varner.com the home page and www.npwt.com, which is used by the marketing and sales division.

     From inception through the beginning of 1996, Varner was in a development stage. During this period Varner developed the necessary infrastructure, technology and support for products and computer software. The software development group created proprietary software for managing and tracking sales through levels of independent distributors. The technology infrastructure for voice and data products and services was put in place during this period.

     Varner then expanded its management team and additional staff was hired and trained to execute the necessary functions and activities. Once operations were in place, employees' trained, initial products selected and tested, and the corporate infrastructure functioning, the sales and marketing plan was implemented.

     In March of 1997, Networking People with Technology, L.L.C. or NPWT, was established to sell Varner's products and services and test the internal proprietary software. Network marketing, which utilizes independent representatives to sell products, was chosen as the method by which sales would be conducted.

Networking People with Technology, L.L.C.

     Varner licenses the rights to market its products, services and computer software to Networking People with Technologies, L.L.C., which is a wholly owned subsidiary of Varner. NPWT in turn enters into agreements with independent representatives who market Varner's products and services. NPWT currently has approximately 10,000 independent representatives.

Substantially, all revenue is generated by and within NPWT and paid out to Varner as a royalty. The diagram (D1) below outlines the organizational structure.

      -------------------------
      Varner Technologies, Inc.
      -------------------------
                  |        |
                  |        |
                  |        |              --------------------------------------
                  |        |              Licenses right to use Varner name and
                  |        -----------    sell Varner products and services in
                  |        |              turn for royalty payment
                  |        |              --------------------------------------
                  |        |
                  |        |
--------------------------------------
Networking People with Technology, LLC
--------------------------------------
                  |
                  |
     ---------------------------
     Independent Representatives
     ---------------------------
                  |
                  |
             ---------
             End Users
             ---------

Varner's current products and services

     Internet access

     Varner's goal has been to provide reliable, high-speed low-cost access to the internet across the United States in both rural and metropolitan locations. Varner is an internet service provider, or ISP, offering a range of internet access services to individuals and organizations. Varner services approximately 60,000 e-mail accounts, through 7,500 dial up customers. Independent representatives represent approximately 500 customers, or less than 10% of the total retail base. The retail program offered provides unlimited internet access for $9.95 per month, which must be paid for one year in advance with a $30 setup fee for local access service. The business program provides unlimited internet access for $380 per month, with a $1,000 set-up fee.

     The infrastructure for the ISP dial-up services is supplied through points of presence or POP sites. Varner provides ISP dial-up internet access through 3,400 POPs nationwide. Varner's network is built on a multi-tier platform. Tier one access POP sites are installed and are operated by Varner. The tier two access POPs are supplied through local, regional and national POP site providers. To provide this nationwide access Varner entered into agreements with PSINet, OneMain.Com, Millenium, Starnet, UUNet, MegaPops and several other regional providers.

Varner's internet service covers 96% of the United States. The radius, e-mail and web-hosting servers were established along with the infrastructure to support the dial up services and Varner's local area network.

     Varner's immediate goals for its internet service are:

     o to create a nationwide internet network through consolidation of ISP's;

     o    to develop nationwide high-speed access; and

     o to provide multiple interfaces to allow consumers and business to access the internet.

     Prepaid calling card services

     Varner offers a wide variety of prepaid calling cards. Prepaid calling cards range in prices from 5 cents to 8.9 cents per minute for domestic calls. The price range of these products is $3.00 to $100.00 with 65% of the sales being at the $10.00 price level or less. Competitive international rates are also offered. Cards are marketed as clean cards with no connection or service charges. Telephone access is supplied through switchbased LEC providers using long distance carriers such as AT&T, Qwest, MCI/WorldCom and Global Crossing among others. From inception through December 1999, approximately 500,000 prepaid calling cards have been retailed.

         Computer hardware and third party software

         Varner markets computer hardware and software to internet users and independent representatives. These computer systems come bundled with third party software and either 1 or 2 years of internet access packages.

         Nationwide cellular services on a prepaid basis

         Varner markets prepaid cellular phone services. Varner bundles 322 minutes of usage with a phone and accessories. Activation is available in major cities.

         Voice-x-Net

         Varner markets an auto-dialer capable of storing 20 phone numbers that initiates dialing with the push of a button

         Proprietary computer software

         Varner's proprietary computer software has only been licensed to NPWT or used for its own internal purposes. This software can be offered on a licensing basis to other companies in the network marketing industry. Varner is in the process of developing and acquiring additional technology and computer software.

Future product and services under consideration

     Varner is also developing the following products and services:

     o    1+ long distance dialing services;

     o    Direct satellite link dial up platform;

     o    Post paid cellular program and other wireless technologies;

     o Voice over internet, converting the ISP to an internet local exchange carrier making it possible to make long distance calls over the internet with only a connection fee and no cost per minute; and

     o A Computer Pal support center to aid the growing number of PC users in obtaining the advice of hardware, software, and internet technicians and experts through the use of a prepaid service plan;

     o Website development program and hosting for Varner's independent representatives using a web site tool kit;

     o    Video conferencing;

     o Virtual technical service, through a network of technicians connected by the internet or voice services;

     o Internet emergency backup service allowing for the backup of computer data at any point on the internet;

     o E-commerce and account payables processing service to assist companies in marketing services and products over the internet;

     o Lay-It-Away, a service permitting customers to purchase a product for the future and pay for it over a period of time with an identified delivery date;

     o 2nd Trade, a conduit for matching buyers and sellers of business interests; and

     o E-commerce transaction processing computer hardware and software for handling commercial business transactions.

     Varner plans are to evaluate and utilize new technologies, as they become available from our suppliers. Varner's ability to develop new products and services and the timing of such development will depend on the amount and timing of additional funds. At this point, Varner cannot predict when any of the above products or projects will be developed. Varner will also explore the use of cable for internet and telecommunications services. Competition in this area may make entry difficult.

Varner's current channels of sales and distribution

     NPWT is the major customer for Varner's products. Internet dial up services are also sold on a wholesale and/or commercial basis to non-affiliated companies.

Varner's future plans for sales and distribution

     Varner plans to increase and expand its sales and distribution through:

     NPWT, by:

     o    Increasing the size of the independent representative organization.

     o Adding new products and services in the internet and telecommunications markets.

     Alternative distribution channels by:

     o Sales of selective products and services to corporate end-users, wholesalers and retail accounts in niche markets. Potential customers would include internet dial-up marketers looking for a turn-key operation and niche retail outlets.

     o    Promoting sales of product through the internet.

     o Increasing services available over the internet including banking, prepaid telephone services, and computer hardware/software sales and service.

Mergers and acquisitions

     Varner's strategic plan is to identify opportunities that will allow it to grow its sales, increase customers, increase its sales force, lower its costs and gain valuable access to new technology in internet and telecommunication. While expenses will increase with acquisitions, economies of scale and our method of operations are anticipated to create a decrease in the ratio of expenses to revenues.

     Varner expects to grow and expand through mergers and/or acquisitions with companies that offer some or all of the following benefits:

     o Increased customer base for products and services currently offered by Varner.

     o Increased product and service offerings including companies with compatible ISP dial-up capabilities or other technology.

     o Increased distribution through other channels of retail and wholesale for compatible products and services.

     o Existing telecommunication infrastructure which will allow for lower costs and more control over products and services.

     o    Product expertise and management experience.

     o Proprietary software and/or software developers that have synergistic products.

     The size of the companies that will be considered will range from under one hundred thousand dollars to over twenty-five million dollars in sales. Varner plans to concentrate in North America but will also look to Europe and the Pacific Rim when it is financially feasible to move into these areas.

Competition

     Competition for retail internet access

     NPWT competes in the retail segment of the communication industry.

     America Online, Inc., located in Dulles, Virginia, is a nationwide retail internet provider to metropolitan and rural areas. The world's largest in interactive services, web brands, internet technologies and e-commerce services, America Online, Inc. operates two worldwide internet services, America Online and CompuServe. Through its strategic alliance with Sun Microsystems, AOL also develops and offers end-to-end e-commerce and enterprise solutions for companies operating in the Net Economy.

     Internet America, located in Dallas, Texas, is an internet service provider that provides internet services tailored to meet the needs of individual and business subscribers. Its primary service offering is dial-up and broadband internet access and related value-added services. For its business subscribers, Internet America offers dedicated high speed internet access, web hosting and other services. The services Internet America provides are offered in various prices and packages so that subscribers may customize their subscription. As of June 30, 1999, it serviced approximately 100,000 subscribers in the southwestern United States.

     Earthlink, Inc., located in Atlanta, Georgia, is an interest service provider providing nationwide internet access and related value-added services to individual and business members. The company formed in Feburary 2000 as a result of the merger of Earthlink Network, Inc. and MindSpring Enterprises, Inc. The combined member base grew from approximately 1.7 million paying members on December 31, 1998 to approximately 3.1 million paying members on December 31, 1999.

     FGI, located in Springfield, Illinois, originally a division of OneMain.Com who was recently purchased by Earthlink, is a regional wholesale and retail internet provider and bandwidth provider located in central Illinois and servicing the greater Illinois areas.

     Competition for wholesale internet access

     Most of Varner's competition is from companies that sell their services on a wholesale basis.

     PSI Net, located in Ashburn, Virginia, is a national wholesale Internet provider and bandwidth provider to local, regional and national internet ISPs that retail internet and bandwidth.

     CTNet, located in Carlinville, Illinois, is a local wholesaler and retail internet provider and bandwidth provider located in central Illinois and servicing central Illinois only.

     Socket Net, located in Columbia, Missouri, is a regional wholesaler and retail internet provider located in southwest Missouri and servicing the states of Missouri, Illinois, Arkansas and Tennessee.

     Mid America Internet Services, located in Jefferson City, Missouri is a regional wholesale and retail internet provider located in central Missouri and servicing Missouri and Illinois.

     Competition for prepaid long distance companies

     The standard for prepaid pricing is set by AT&T, Sprint, MCI, World Com and other major telecommunication companies. They are the largest competitor in prepaid cards. There are numerous wholesalers and retailers of prepaid phone cards.

     Devine is a San Francisco based prepaid card retailer servicing the west coast and larger metropolitan areas such as Chicago.

     ILD Communications is an Atlanta based prepaid card retailer and wholesaler servicing the southeast and midwest United States.

     Bee Line Long Distance is a wholesale and retail retailer of prepaid cards located in Orlando, Florida.

Network marketing companies

     NPWT is subject to competition in the recruiting of independent representatives from other network marketing organizations including those marketing long distance services, such as Excel, Big Planet, American Communications Network, TDG Communications, and Cognigent, Inc. NPWT also competes for independent representatives with other networking marketing companies selling nutritional products, cosmetics, and other products including, Amway, Reliv, Inc., Herbalife International, Inc. and Mary Kay, Inc. Varner's principal means of competing with these other companies is by providing products and a compensation plan that are more attractive.

Marketing

     NPWT has spread the sale of our products and service through network marketing into 49 states. Our greatest market share is in Illinois and Missouri with a majority of users located in those states. We have established pockets of influence in Maryland, Pennsylvania, Virginia, Nebraska, Arkansas, and California. We have implemented creative motivational packages and will continue to improve them by providing prizes and incentives including Mercedes automobiles, Rolex watches, vacations, and cash prizes. We have developed entertaining and motivational conferences to increase interest in being a part of Varner.

     We plan, in addition to our current network marketing strategy, to utilize traditional marketing strategies, including but not limited to advertising on television, radio and print, as well as utilizing the infinite capacities of telecommunications.

Network marketing

     NPWT currently markets Varner's internet and telecommunications products and service through a network of independent representatives. NPWT does not restrict marketing regions or geographical territories for its independent representatives. NPWT provides independent representatives with ongoing training and management support services.

     NPWT's marketing plan encourages independent representatives to enroll customers with whom the independent representative has an ongoing relationship as a result of being a family member, friend, business associate, neighbor, or otherwise. Independent representatives market products through these personal contacts with friends and family and through responses to advertisements, informational meetings and telephone solicitation. The network marketing strategy has been selected because it reduces advertising and marketing costs and customers will be more likely to remain with us because they have been enrolled by someone with whom they have an ongoing relationship. We also believe that the network marketing system will continue to build a base of potential customers for additional services and products. We do not require a person to be an independent representative in order to be a customer.

     Persons enter the compensation plan as independent representatives and as they sponsor other independent representatives and sell products they reach higher levels in the program. The levels in order are independent representative, manager director, regional manager, and executive manager. At each higher level, independent representatives are entitled to purchase certain products, like prepaid phone cards, at an increasingly higher discount. At the first level independent representatives obtain a 10% discount, at the second and third level a 20% discount, at the fourth level a 25% discount, at the fifth level a 30% discount and at the sixth level a 40% discount. Independent representatives receive retail profits equal to the difference between the price they sell the products to customers and the discounted price they paid for the product. Independent representatives also earn wholesale commissions on products purchased by other independent representatives sponsored by the independent representative, equal to the difference between the price at which the independent representative is entitled to purchase product and the price at which the downline independent representative purchased the product.

     Certain levels of independent representatives are also entitled to receive additional compensation payments of 2% to 5% of the retail sales volume of certain products or services, like internet usage fees, sold by their downline independent representatives.

     Independent representatives also receive bonus payments for assisting their sponsored independent representatives in attaining specified levels of sales and recruitment during their initial sixty (60) days in the business. Upper levels of independent representatives are also eligible to participate in these bonuses.

     NPWT's sales growth is based upon the continued development of our independent representative force. NPWT strives to maintain an active and motivated network through a combination of quality products, discounts, commissions and bonus payments, sales conventions and training, personal recognition and a variety of publications and promotional materials.

     NPWT's marketing plan and commission structure is designed to provide independent representatives an opportunity for income which compares favorably with the income opportunities available from other network marketing organizations.

     One of the typical characteristics of network marketing companies is a high attrition rate of independent representatives. It is not unusual for a company to have attrition rates in excess of 50%. We believe that our level of attrition is comparable to that experienced by other companies that use direct selling to market their products and services. As a result, we have an ongoing emphasis on recruiting new independent representatives to replace independent representatives who quit and to grow the company. We will make an effort to reduce attrition by bundling services which encourage independent representatives to remain active.

     Varner establishes a suggested retail price for each of our products, but independent representatives are free to determine the price at which they will sell our products. Independent representatives are not assigned territories and there are no restrictions on marketing areas.

Management of independent representatives

     Because independent representatives are independent contractors, and not our employees, we are unable to provide them the same level of direction and oversight as we could our employees. While we will develop policies and rules to govern independent representatives' behavior as part of our network marketing plan, it is difficult to enforce such policies and rules for the independent representatives since they are not employees. Violations of these policies and rules could reflect negatively on us and have led to complaints to various federal and state regulatory authorities at other network marketing companies.

     We will seek to limit statements that independent representatives make about our business by requiring independent representatives giving presentations to potential new independent representatives to adhere to the guidelines developed by us and documented in our network marketing plan policies and procedures. Each independent representative will receive policies and procedures that must be followed in order to maintain the independent representative's status in the organization. These policies and procedures forbid independent representatives from making representations to potential independent representatives about possible earnings, other than statements prepared by us indicating the typical range of earnings by independent representatives. Independent representatives will also be prohibited from creating any marketing literature that has not been pre-approved by us. We rigorously enforce these policies and procedures by either suspending or terminating violators.

Training and marketing support

     Varner provides training to all independent representatives either directly or through existing independent representatives. We also plan to offer for sale a wide variety of marketing tools, audio and videotapes, visual aids, disk accessories, and clothing and novelty items designed to assist independent representatives in their marketing efforts and to promote name recognition of Varner. Varner personnel also participate throughout the country in meetings that current independent representatives and potential new independent representative attend.

Employees

     As of the date of this proxy statement-prospectus, Varner and all subsidiaries had approximately 10 full-time employees, comprised of 5 executives, 2 technical support, 3 clerical and administrative support, as well as 2 part-time employees.

Market information

     Varner's capital stock is not presently traded or listed on any public market.

Holders

     The number of record holders of Varner's capital stock as of the date of this proxy statement-prospectus, including holders of common stock, non-voting common stock, and preferred stock was approximately 400.

Dividends

     Varner has never paid cash dividends on its common stock and does not intend to do so in the foreseeable future. We currently intend to retain any earnings for the operation and expansion of our business.

Legal proceedings

     Varner is not involved in any material pending legal proceedings.

                 VARNER MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of certain factors affecting Varner Technologies, Inc.'s results for the two fiscal years ending December 31, 1999 and 1998, and for the nine months ended September 30, 2000, and its liquidity and capital resources. This discussion should be read along with the financial statements and notes. These results are not necessarily indicative of any future results.

     This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth under

"risk factors". The following discussion and analysis should be read with "selected consolidated financial data," and financial statements and the attached notes, appearing elsewhere in this document.

     Varner Technologies, Inc.'s fiscal year ends on December 31. The years mentioned throughout this discussion are fiscal years.

Revenues

     Our revenues are generated from the following sources:

          o    internet access services revenues, both consumer and business;

          o    prepaid telecommunication services revenues;

          o    sign-up fees and other revenues.

     Internet access services revenues consist of annual prepaid and, to a lesser extent, monthly subscriptions for consumer dial-up access to the internet. We offer prepaid and monthly subscribers a full money-back guarantee upon cancellation of their service if made within 30 days of initiating service. Amounts received upon the sale or renewal of prepaid annual or monthly subscriptions are recorded as deferred revenue through the 30 day money-back cancellation period and then amortized over the remaining period in which service is provided. Subscribers may cancel their subscriptions at any time following the initial 30 day period, in which case we charge the subscriber according to our monthly service rates for services provided through the end of the month in which the cancellation occurs, plus an additional set-up fee, and refund any remaining prepaid amounts after such charges. Amounts received upon the sale or renewal of prepaid internet services are recorded as deferred revenue and then amortized over the remaining period in which service is provided.

     Business services consisting of dedicated access services also are offered on a prepaid annual and monthly subscription basis. The revenue recognition policies and customer guarantee practices described above for consumer access services also apply to dedicated access business services. Revenues from the sale of other business services typically involve set-up fees, which are included in set-up fees and other revenues in our statement of operations, and a service contract that provides for monthly billing. These business services revenues are recognized as services are provided. Set-up fees are charged to new consumer and business services customers. These one-time set-up fees are non-refundable and are deferred and amortized over a one-year period.

     Prepaid telecommunication service revenues consist of the purchase of minutes from Varner. Sales of prepaid phone cards from third party providers for which we act as a distributor are recorded as deferred revenue upon sale of the card and then recognized into revenue upon usage or the card's expiration. Varner obtains rights to activation codes, and is not charged by the provider until the customer activates the card. Varner may not resell any unused minutes on cards sold. The provider has primary liability for purchased minutes not Varner. However, to maintain good relations with customer and independent representatives Varner has replaced cards that have been defective and pursued the supplier for satisfaction.

     Varner also earns revenues through sign-up and renewal fees from independent representatives. Non-refundable fees are paid by representatives at the commencement of participation in the program and for renewal of participation on each anniversary of the representative's commencement date. These fees are deferred and amortized over a one-year period following the month of initial sign-up or renewal, as the case may be. Sales materials in the form of duplicator kits are sold to independent representatives and revenue recognized at the time of sale.

     In addition, fees generated from advertising are recognized as services are provided. Revenues are generated through the sale of computer software and hardware and revenues are recognized at the time of sale.

     During 1997, Varner and its major shareholder formed a limited liability company, NPWT. This limited liability company, owned 60% by Varner, was formed to serve as the marketing subsidiary for Varner's products and services. For financial reporting purposes, the assets, liabilities, and operations of NPWT have been included in Varner's financial statements. The interest owned by the major shareholder has not been recorded as a minority interest due to the accumulated operating losses that have been incurred by NPWT. All significant intercompany accounts and transactions have been eliminated. As of December 31, 1999, Varner obtained the 40% of NPWT not previously owned for $1.00.


Results of operations

     We have incurred annual and quarterly losses from our operations since our inception, and we expect to continue to incur operating losses on both a quarterly and annual basis for the foreseeable future. At December 31, 1999, the accumulated deficit was approximately $5,485,000 and was $7,668,000 as of September 30, 2000.


     Revenues:

       The increases detailed below result from an increase in independent representatives marketing products, thereby continuing the growth of the number of prepaid long distance minutes sold and the number of internet accounts subscribed. There were approximately 2,000 and 3,850 independent representatives as of December 31, 1998 and 1999, respectively.

       Revenues for 1999 increased by $1,272,000, from $1,240,000 in 1998, to $2,512,000, an increase of approximately 103%. Revenues for 1998 consisted primarily of $573,000 or 46% from the sale of prepaid phone cards, $366,000 or 30% from sign up and training fees and $247,000 or 20% from internet access sales. Revenues for 1999 consisted primarily of $1,270,000 or 51% from the sale of prepaid phone cards, $692,000 or 28% from sign up and training fees and $482,000 or 19% from internet access sales.

       Revenues for the first nine months of 2000 increased to $1,943,000 compared to $1,698,000 for the first nine months of 1999. Revenues for the first nine months of 1999 consisted primarily of $897,000 or 53% from the sale of prepaid phone cards, $423,000 or 25% from sign up and training fees and $310,000 or 18% from internet access sales. Revenues for the first nine months of 2000 consisted primarily of $1,010,000 or 52% from the sale of prepaid phone cards, $603,000 or 31% from sign up and training fees and $291,000 or 15% from internet access sales. There were approximately 3,750 and 4,300 independent representatives as of September 30, 1999 and 2000, respectively.

     Cost of sales:

       Cost of sales is composed mainly of the cost associated with the purchase of internet access, purchases of long distance minutes and purchases of training videos and material. The percentages and amounts detailed below result from changing economies of scale, changes in internet access providers, more effective utilization of the points of presence and restructuring of the prepaid telecommunications pricing and purchasing.

       Cost of sales for 1999 decreased by $171,000, from $1,344,000 or 108% of revenues in 1998, to $1,173,000 or 47% of revenues. Cost of sales for 1998 consisted primarily of $620,000 or 46% related to the cost of purchasing long distance minutes from third party service providers, $435,000 or 32% related to the cost incurred recruiting independent representatives and providing related training material and $200,000 or 15% related to the cost of purchasing internet access from third party service providers. Cost of sales for 1999 consisted primarily of $643,000 or 55% related to the cost of purchasing long distance minutes from third party service providers, $260,000 or 22% related to the cost incurred recruiting independent representatives and providing related training material and $235,000 or 20% related to the cost of purchasing internet access from third party service providers.

       Costs of sales for the first nine months of 2000 were $1,149,000 or 59% of revenues, as compared to $835,000 or 49% of revenues for the first nine months of 1999. Cost of sales for the first nine months of 1999 consisted primarily of $384,000 or 46% related to the cost of purchasing long distance minutes from third party service providers, $220,000 or 26% related to the cost incurred recruiting independent representatives and providing related training material and $198,000 or 24% related to the cost of purchasing internet access from third party service providers. Cost of sales for the first nine months of 2000 consisted primarily of $586,000 or 51% related to the cost of purchasing long distance minutes from third party service providers, $352,000 or 31% related to the cost incurred recruiting independent representatives and providing related training material and $172,000 or 15% related to the cost of purchasing internet access from third party service providers.

     Operating expenses:

     Total operating expenses for 1999 increased by $854,000, from $1,884,000, or 152% of revenues, in 1998, to $2,738,000, or 109% of revenues. In 1999,
Varner hired additional employees and consultants to support the expansion of its network and operations plus to support the continuing growth. Total operating expenses for the first nine months of 2000 were $2,773,000, or 143% of revenues, as compared to $1,818,000, or 107% of revenues, for the first nine months of 1999.


     Commissions:

     Commissions paid to independent representatives were $1,318,000 for 1999 and $975,000 for 1998. These expenses are directly related to sales revenues. Commissions for the first nine months of 2000 were $1,145,000, as compared to $840,000 for the first nine months of 1999.


     Salaries and compensation:

     Salaries and compensation expense consists of personnel, consultants, and related costs associated with our executive and administrative functions. Salaries and compensation expense for 1999 increased $178,000 to $543,000, or 22% of revenues, from $365,000, or 29% of revenues, in 1998. Salary and compensation expense for the first nine months of 2000 was $798,000, or 41% of revenues, as compared to $377,000, or 22% of revenues, for the first nine months of 1999.


     Other operating expenses:

     Other operating expenses consist of expenses associated with support of our internet and prepaid telecommunications customers, including customer service and technical support, and marketing expenses, including meetings and conferences. Varner also had costs related to the purchase of Peppermill common stock and costs of implementing the merger with Peppermill including professional fees paid to accountants and lawyers. Other operating expenses in 1999 increased $325,000, to $775,000, or 31% of revenues, from $450,000, or 36%
of revenues, in 1998. Other operating expenses for the first nine months of 2000 were $753,000, or 39% of revenues, as compared to $522,000, or 31% of revenues, for the first nine months of 1999.

     Other income and expense:

     Varner's interest expense decreased from $7,600, in 1998 to $6,700, in 1999. The expense results from the utilization of a $100,000 line of credit and capital lease payments. Varner earned interest income of $6,900 in 1999 as compared to $2,100 in 1998. Interest expense for the first nine months of 2000 was $4,900 as compared to $4,800 for the first nine months of 1999. Interest income was $1,400 for the first nine months of 2000 as compared to $5,000 for first nine months of 1999. Other expenses for the first nine months of 2000 were $199,000 compared to $0 for the first nine months of 1999, due to expenses of $199,000 being incurred in the 3rd quarter of 2000 relating to the contemplated merger and the preparation of this registration statement.


     Net loss:

     Varner incurred a net loss of $1,399,000 for 1999 compared to a net loss of $1,994,000 for 1998. Net loss for the first nine months of 2000 was $2,183,000 as compared to a loss of $955,000 for the first nine months of 1999.


Liquidity and capital resources

     Varner has not generated net cash from operations since its inception. Our primary source of cash has come from private sales of equity securities, loan proceeds and other financing activities. Varner also has available equipment and working capital loans and equipment leases from major equipment vendors. Total cash from financing activities for 1999 was $2,013,000. In 1998, total cash provided through financing activities was $812,000.

     Varner's cash balance as of December 31, 1999 was approximately $111,000. Private financing from the sale of capital stock has been received totaling $2,355,000 in the first nine months of 2000.

     Varner believes that its current funds are adequate to fund its operations through the first quarter of 2001. Additional financing will be required to fund operations and planned mergers and acquisitions. Public and private alternative sources of capital will be sought based on whether the merger with Peppermill is completed and the timing thereof.

     The report of KPMG LLP covering the December 31, 1999, consolidated financial statements contains an explanatory paragraph that states that Varner's recurring losses from operations and accumulated deficit raise substantial doubts about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Material commitments

     Varner has the following material commitments in the ordinary course of business including:

          o a contract with Network Enhanced Telecom for the purchase of prepaid minutes for resale by Varner.

          o ongoing service agreements with local internet service providers, including MidAmerica Internet Services, CTNet, SocketNet, OneMain.com, and KDSI.

          o ongoing service agreements with nationwide internet service providers, including UUNet, PSINet, Millenium, MegaPops, and SouthNet.

          o capital lease obligations of $33,972 and operating lease obligations of approximately $73,340 for the year 2000.

                               VARNER'S MANAGEMENT

Management and the interrelationship of Peppermill's management

     Upon the purchase of 90% of Peppermill's common stock by Varner, Clayton Varner was appointed as president and sole director of Peppermill. Mr. Varner filled the remaining open directorships with persons who were directors of Varner, and also appointed certain executive officers of Varner to hold similar positions with Peppermill. After the merger, it is expected that these persons will continue to hold these positions with Peppermill. The following is a listing of the officers and directors of Varner and Peppermill. All directors will hold offices until the next annual shareholders meeting of Peppermill.

                                POSITION WITH                    POSITION WITH
     NAME                AGE    VARNER                           PEPPERMILL
     Clayton Varner      40     chairman of the board,           chairman of the board,
                                president, chief executive       president, chief executive
                                officer, director                officer, director

     Robert Rapp         52     executive vice president,        executive vice president,
                                secretary, director              secretary, director

     Tjody Varner        40     director, president of sales     director, president of sales
                                and marketing of NPWT            and marketing of NPWT

     Jessica Varner      20     vice president of public         vice president of public
                                relations, director              relations of NPWT

     James Craig         43     director

     G. Bryan Thomas     40     director

     The following is a description of the business experience of the individuals who will serve as directors and officers of Peppermill after the merger:

     Clayton W. Varner is the founder has been the president and chief executive officer and director of Varner since inception. Mr. Varner will serve in the same capacity for the surviving company after the merger. Mr. Varner has been with the company since it's inception in 1994. Prior to founding Varner Technologies, Mr. Varner held an executive position in the information technology department of Reliv' International, Inc., a network marketer of nutritional supplements. Mr. Varner studied business administration and computer science.

     Robert W. Rapp has been director and executive vice president of Varner since January 1997 and will hold the same positions with the surviving company after the merger. From June 1990 to January, 1997, Mr. Rapp was self-employed as a consultant in areas of capitalization and investment in start-up companies. Prior to that, he was senior vice-president and director of American Life Investors, a holding company and predecessor of Reliv International, Inc. from June 1984 to June 1990.

     Tjody Varner was a founding independent representative upon the establishment of Varner's marketing arm, Networking People with Technology, established in March 1997. In July 1999, Ms. Varner was appointed president of sales and marketing in order to implement her successful sales and marketing techniques company-wide. From April, 1990 to January, 1997, Ms. Varner owned and operated Unique Creations a successful sales and marketing firm, where she developed extensive experience and knowledge in sales and marketing by designing and marketing her own designs.

     Jessica Varner holds the position of vice president of public relations for NPWT. Ms. Varner manages communication and relations with independent representatives, as well as overseeing customer service. Ms. Varner also acts as officer manager of NPWT. Ms. Varner attended Maryville University for a degree in communications/public relations. She has held management positions with Varner since 1995.

Stock ownership by management and others

     The following table reports the beneficial ownership of Varner's capital stock, as of the date of this proxy statement-prospectus by each shareholder who is known by Varner to be the beneficial owner of more than 5% of Varner's capital stock, each director and executive officer of Varner who owns any shares of Varner's capital stock, and all executive officers and directors as a group. Except as otherwise indicated, Varner believes that the beneficial owners of the shares listed below have sole investment and voting power with respect to such shares.

                                Shares of voting common     Shares of non-voting common
                                stock beneficially          stock beneficially              Percent of
Name and address(1)             owned(2)(3)                 owned(2)(3)                     Common stock(2)(3)(4)
-------------------             -----------------------     ---------------------------     ---------------------
Clayton Varner                      5,480,000                             0                       22.10%

Robert Rapp                         2,705,741                             0                       10.91%

Tjody Varner                        3,500,000                             0                       14.12%

Jessica Varner                              0                        77,410                          *

James Craig                           100,000                        20,000                          *

G. Bryan Thomas                       125,000                       119,156                        1.00%

All directors and executive
officers as a group (6
persons)                           11,910,741                       216,566                       48.04%

----------------
*    Less than one percent

1 Except as otherwise indicated, the address of each shareholder listed above is c/o Varner Technologies, Inc., 1819 Clarkson Road, Suite 204, Chesterfield, Missouri 63017.

2 As of the date of this proxy statement-prospectus, there were 14,827,828 shares of voting common stock outstanding and 9,966,876 shares of non-voting common stock outstanding. Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

3 Under Rule 13-d of the Exchange Act, shares not issued but issuable under options, warrants, rights, conversion privileges in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the persons having those rights, but are not deemed outstanding for computing the percentage for other persons.

4 Calculations do not take into account up to 2,000,000 shares of Varner preferred stock, which are convertible into shares of Varner common stock on a one for one basis upon the listing of the common stock on a national exchange or NASDAQ. No officer or director owns Varner preferred stock.

Executive compensation

     The following table sets forth certain information with respect to the compensation paid or accrued by Varner during the last three fiscal years to its president, chief executive officer and any other officer who received compensation in excess of $100,000 ("Named Executive Officers").

                           Summary Compensation Table

                                             Annual compensation
                                    -----------------------------
Name and                                             Other annual   All other
principal position           Year   Salary   Bonus   compensation   Compensation
------------------           ----   ------   -----   ------------   ------------
                                             ($)      ($)

Clayton Varner,              1999        $0   $0     $88,100(1)          $0
president, chief executive   1998        $0   $0     $31,800(1)          $0
officer                      1997   $26,100   $0     $58,163(1)          $0

Tjody Varner, president of   1999        $0   $0     $175,900(1)         $0
sales of Networking People   1998        $0   $0     $123,200(1)         $0
with Technology, L.L.C.      1997        $0   $0     $119,837(1)         $0
                                                                         --
----------------
(1)  Represents incentive compensation based on sales revenue.

     There were no options granted to or exercised by the named executives during 1999, and the named executives held no options at the end of 1999.

Employment agreements

     Varner does not currently have employment agreements with its key executives. Varner does maintain a key man life insurance policy in the amount of $1,000,000 on Mr. Clay Varner. Varner also maintains an errors and omissions policy covering Varner's officers and directors.

Compensation of directors

     Directors are not paid for serving as directors, but are reimbursed for travel expenses.

Section 16(a) beneficial ownership reporting compliance

     Not applicable.

Board of directors affiliations and related transactions

     During 1999, Varner converted a subordinated debt of $487,000 owing to an affiliate of Clay Varner into 3,000,000 shares of voting common stock.

     In the second, third and fourth quarters of 2000, Varner sold 1,000,000 shares of voting common stock to Clay Varner, 1,000,000 shares of voting common stock to Robert Rapp, and 480,000 shares of non-voting common stock to a company owned by Clay Varner all at a price of $.10 per share.

     In the second, third and fourth quarters of 2000, Varner also issued a total of 3,038,600 shares of its non-voting common stock at a price of $.10 per share to 9 directors, officers and/or consultants of Varner and a total of 416,667 shares of non-voting common stock to a consultant at a price of $.01 per share.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                            VARNER CAPITAL STOCK AND
                            PEPPERMILL CAPITAL STOCK

     This section describes certain differences between the rights of holders of Varner common stock and Peppermill common stock. It will also discuss the rights of the holders of Peppermill preferred stock which, to the extent possible, will be equal to the rights of current holders of Varner preferred stock. While this description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to for a more complete understanding of the difference between being a shareholder of Varner and being a shareholder of Peppermill.

     Varner shareholders are governed by Varner's articles of incorporation, as currently in effect, and Varner's bylaws, both of which adhere to the requirements of Missouri law. After completion of the merger, Varner shareholders will become shareholders of Peppermill. As a Peppermill shareholder, your rights will be governed by Peppermill's articles of incorporation and Peppermill's bylaws, both of which adhere to the requirements of Nevada law.

Classes of common stock of Varner and Peppermill

     Varner has two classes of common stock, which include 17,000,000 authorized shares of voting common stock, $.01 par value, and 10,000,000 authorized shares of non-voting common stock, $.01 par value. Peppermill has one class of common stock which consists of 200,000,000 authorized shares.

Stock options and warrants

     At present, Varner has no options and warrants outstanding.

     There are no outstanding options or warrants to purchase Peppermill's common stock.

Dividends


     The board of directors of Varner and Peppermill may declare and each company may pay dividends on its outstanding shares in the manner, and upon the terms and conditions provided by law and the articles of incorporation. Dividends may be paid in cash, in property or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds available for dividends such sum as the directors of Varner or Peppermill think proper as a reserve to meet contingencies or for such other purpose as the directors shall determine.

Voting rights

     At any Varner or Peppermill meeting, only business specified in the notice of the meeting or otherwise directed by the board of directors may be transacted. As a shareholder of Varner or Peppermill, each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of the shareholders.

     At all meetings of shareholders of Varner or Peppermill, a shareholder may vote in person or by proxy. Any proxy shall be filed with the secretary of the corporation before or at the time of the meeting. Under Missouri law, no proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. Under Nevada law, no proxy is valid after the expiration of 6 months from the date of its creation.

     A majority of the outstanding shares of Varner or Peppermill entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders. For Varner, a majority of such quorum shall be valid as a corporate act unless a different vote is required by law, the articles of incorporation or bylaws. Peppermill's bylaws provide that when a quorum is present or represented at any meeting, the vote of the holders of 10% of the stock having voting power shall be sufficient to elect directors or to decide any question brought before such meeting, unless Nevada law or the articles of incorporation require a different vote.

     Varner's bylaws provide for cumulative voting. In all elections for directors, shareholders entitled to vote shall have the right to cast as many votes in the aggregate as shall equal the number of voting shares held by the shareholder, multiplied by the number of directors to be elected. Each shareholder may cast the whole number of votes, either in person or by proxy, for one candidate, or distribute them among two or more candidates. Unlike Varner, Peppermill's shareholders shall not possess cumulative voting rights for the purpose of electing a board of directors.

Classified board of directors

     Both Missouri and Nevada law provide that a corporation's board of directors may be divided into various classes with staggered terms of office. Neither Varner nor Peppermill's boards of directors are divided into classes. Instead, each director shall hold office until the next annual meeting of shareholders and until his successor shall have been elected and qualified.

Number of directors, quorum

     Varner's board of directors currently consists of six directors. The bylaws provide that the number of directors of Varner shall be fixed from time to time by resolution of the board of directors. Peppermill's board of directors currently consists of three directors. The number of Peppermill' s directors may not be less than one and not more than eight, and will be set by the board of directors. The number of directors may be changed by an amendment to Peppermill's bylaws by the vote of holders of a majority of the outstanding shares or by a majority vote of the board of directors.

     Under both Missouri and Nevada law, a majority of the full board of directors shall constitute a quorum for the transaction of business unless a greater number is required by the articles of incorporation or the bylaws. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors.

Removal of directors

     Under Varner's bylaws, directors may be removed, with or without cause, at a meeting of the shareholders called expressly for that purpose. The entire board of directors may be removed by a vote of the holders of a majority of shares then entitled to vote at an election of directors. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against the director's removal would be sufficient to elect the director if then cumulatively voted at an election of the entire board of directors.

     Under Peppermill's bylaws, the holders of two-thirds of the outstanding shares of stock entitled to vote may at any time remove directors by vote at a meeting called for such purpose or by a written statement filed with the secretary or, in his absence, with any other officer. Removal shall be effective immediately, even if successors are not elected simultaneously. Vacancies on the board of directors resulting from removal shall only be filled by the shareholders.

Filling vacancies of the board of directors

     Under both Varner's and Peppermill's bylaws, a majority of the remaining members of the board of directors may fill a vacancy or vacancies resulting from an increase in the number of seats or resignation until the successor or successors are elected at a shareholders' meeting.

Interested directors

     Transactions between Varner and Peppermill and interested directors are not voidable by Varner or Peppermill and those directors are not liable to Varner or Peppermill for any profit realized under such transaction if the nature of the interest is disclosed at the first opportunity at a meeting of directors, and a majority of disinterested directors or shareholders entitled to vote ratify the transaction.

Limits on shareholder action by written consent

     Under Varner's bylaws, any action required to be taken at a meeting of the shareholders, or any action which may be taken at a meeting of the shareholders, may be taken without a meeting if consents in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote. Consents shall have the same force and effect as a unanimous vote of the shareholders at a meeting duly held.

     Under Peppermill's bylaws, any action which may be taken by the vote of the shareholders at a meeting may be taken without a meeting if authorized by the written consent of shareholders holding at least a majority of the voting power. Nevada law or the articles of incorporation may require a greater percentage vote for certain actions.

Ability to call special meetings

     Special meetings of Varner shareholders may be called by Varner's president, by the board of directors, or by the holders of not less than a majority of all shares entitled to vote at a meeting.

     Special meetings of Peppermill shareholders may be called by Peppermill's president or secretary, by resolution of the board of directors or at the request in writing of shareholders owning a majority of the shares entitled to vote. Such request shall state the purpose of the proposed meeting.

Notice of shareholder meeting given by the corporation

     Varner and Peppermill must give their shareholders written notice of a meeting stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called. The written notice shall be delivered not less than 10 or more than 70 days before the date of the meeting in the case of Varner and not less than 10 or more than 60 days before the date of the meeting in the case of Peppermill.

Amendment of articles of incorporation

     Amendments to both Varner's and Peppermill's articles of incorporation require the affirmative vote of a majority of the shares entitled to vote.

Amendment of bylaws

     The Varner bylaws may be altered, amended or replaced and new bylaws adopted by a majority of the directors at any regular or special meeting of the directors. The shareholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated such power.

     The Peppermill bylaws may be amended by a majority vote of the shares entitled to vote at any annual or special meeting of the shareholders, provided notice of intention to amend shall have been contained in the notice of the meeting. In addition, the Peppermill board of directors by a majority vote of the whole board at any meeting may amend the bylaws, including bylaws adopted by the shareholders, but the shareholders may from time to time specify portions of the bylaws which shall not be amended by the board.

Shareholder right to inspect books and records

     Varner shareholders may at all proper times have access to and examine the books and records of Varner which include the amount of assets and liabilities, minutes of board of directors and shareholder proceedings, names and addresses of officers, and stock ledger which lists the names of shareholders and the number of shares owned by them.

     Peppermill must keep books and records available at its registered office for its shareholders to inspect including a certified copy of its articles of incorporation and bylaws and all amendments as well as a stock ledger containing the names of shareholders and the number of shares held by each. In order to be entitled to inspect the books and records of Peppermill during normal business hours, a person must give no less than five days written notice and have been a shareholder of record of Peppermill for at least six months immediately preceding the demand or hold, or be authorized in writing by the holders of, at least five percent of Peppermill's outstanding shares.


Derivative actions

     Varner and Peppermill shareholders do not have a direct and individual right to enforce rights which could be asserted by the corporation, but may do so derivatively on behalf of the corporation. Under Missouri and Nevada law, a shareholder may institute a derivative suit in the right of the corporation against the present or former officers or directors of a corporation because the corporation refused to enforce rights that could be asserted by the corporation. He or she must have been a shareholder at the time of the transaction complained of.


Indemnification of directors and officers

     Missouri law and Nevada law permit a corporation to indemnify its directors or officers for loss or liability resulting from any negligence, default, breach of duty or breach of trust committed in good faith.

     Varner's and Peppermill's bylaws provide that every person who is or was a director or officer shall be indemnified by the corporation against any liability, judgment, fine, amount paid in settlement, cost and expense, including attorneys' fees, asserted or threatened against and incurred by such person in his capacity as or arising out of his status as a director or officer of the corporation.

     Peppermill's bylaws require Peppermill to advance the expenses of directors and officers incurred in defending a civil or criminal action, suit, or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation.

     In addition, Nevada law allows, and the articles of incorporation of Peppermill provide that no director or officer of Peppermill shall have any personal liability for damages for breach of his fiduciary duty except for acts or omissions involving intentional misconduct, fraud or a knowing violation of law or payments of dividends in violation of Nevada law.

Shareholder liability

     Shareholders of Varner and Peppermill shall be under no obligation to the corporation or its creditors or be individually liable for any liabilities or debt with respect to the shares held other than the obligation to pay to the corporation the full consideration for which said shares were issued.

Business combinations

     Under Missouri law and Nevada law, a business combination includes the following transactions:

     o any merger or consolidation with an interested shareholder or any affiliate of an interested shareholder;

     o any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with an interested shareholder or any affiliate of an interested shareholder of assets having an aggregate market value equal to 10% or more of the aggregate market value of all the assets of the corporation;

     o any issuance or transfer of any stock, which has a market value equal to 5% or more of the market value of all the outstanding stock, to any interested shareholder or any affiliate of an interested shareholder;

     o adoption of any plan for the liquidation or dissolution of the corporation proposed by an interested shareholder or an affiliate of an interested shareholder;

     o any reclassification of securities, recapitalization, merger or consolidation with any subsidiary, or any other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any class of outstanding stock owned by an interested shareholder; and

     o any receipt by an interested shareholder or any affiliate of an interested shareholder of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by or through the corporation.

     Under Missouri and Nevada law, no corporation shall engage in any business combination with any interested shareholder of such corporation for a specified period following such interested shareholder's stock acquisition date unless such business combination is approved by the corporation. Approval can be obtained by the board of directors of the corporation prior to the interested shareholder's stock acquisition date or the vote of the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder or any affiliate of such interested shareholder. In Missouri, the period of time a corporation shall not engage in a business combination with an interested shareholder is five years. In Nevada, the period is three years.


Shareholder rights plan

     Neither Varner nor Peppermill has a rights plan in place. A rights plan discourages takeovers because they will cause substantial dilution to a person or group that acquires a substantial interest in the corporation without the prior approval of the board of directors.

Exchange of assets, mergers and consolidations

     Under Missouri law, a plan of merger or consolidation shall be approved upon the vote of the holders of at least two-thirds of the outstanding shares entitled to vote at such meeting.

     Under Nevada law, a plan of merger or exchange must be approved by a majority of the voting power unless the articles of incorporation or the board of directors require a greater vote.

     Under both Missouri law and Nevada law, written notice stating the purpose, or one of the purposes, of the meeting is to consider the plan of merger, together with a copy or a summary of the plan of merger, shall be given to each shareholder of record entitled to vote at the meeting.

Short form merger

     Missouri law permits certain mergers without shareholder approval if at least ninety percent of the outstanding shares of a corporation is owned by another corporation. The controlling corporation may either merge the other corporation into itself and assume all of its obligations, or merge itself into the other corporation without any vote of the shareholders.

     Nevada law permits certain mergers without shareholder approval if:

          o the articles of incorporation after the merger will not differ from the articles before the merger;

          o each shareholder whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger; and

          o the number of voting shares outstanding after the merger does not exceed by more than 20 percent the total number of voting shares of the surviving corporation outstanding immediately before the merger.

Dissenters' rights

     Under Missouri law, a shareholder is entitled to dissent from a sale or exchange of all or substantially all of the property and assets of a corporation, other than in the usual and regular course of its business.

     Under Nevada law, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

          o consummation of a plan of merger to which the domestic corporation is a party;

          o consummation of a plan of exchange where interests of the domestic corporation will be acquired; and

          o any corporate action taken by a vote of the shareholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.


Preferred stock

     Varner has 2,000,000 authorized shares of preferred stock, $.01 par value. The board of directors of Varner established by resolution one series of preferred stock and the powers, preferences, rights, qualifications, limitations and restrictions of the preferred stock.

     Peppermill does not have preferred stock. The shareholders of Peppermill will be voting to authorize two classes of preferred stock, 10,000,000 shares of series A and 90,000,000 shares of series B. Upon completion of the merger with Varner, holders of Varner preferred stock will receive five shares of Peppermill series A preferred stock for each share of Varner preferred stock held. The Peppermill series A preferred stock will have, to the extent possible, rights and preferences equal to Varner preferred stock. These rights are summarized below. The series B preferred stock shall have such rights and preferences as shall be established by the board of directors by resolution without any further vote of shareholders.

Peppermill series A preferred stock

     Non-voting. The series A preferred stock will be non-voting.

     Liquidation preference. Upon liquidation, each share of series A preferred stock will be entitled to receive up to $.40 per share, to the extent funds are available, before any distribution is made to holders of common stock.

     Dividends. Holders of series A preferred stock shall not be entitled to dividends.

     Conversion rights. For a period of thirty days after the merger is effective, holders of Peppermill preferred stock will be able to convert their shares into shares of common stock of Peppermill on a one-for-one basis. After such period, shares of Peppermill preferred stock will not be able to convert to shares of Peppermill common stock and will not be able to be sold for a period of one year. By converting to common stock, holders of preferred stock will receive shares that are listed on the OTC Bulletin Board, but will lose the preferences granted to the preferred stock, including certain preemptive rights to participate in a future public offering of Peppermill's common stock.

     Preemptive rights. The holders of series A preferred stock shall have the right to purchase in any initial public offering of Peppermill's common stock that number of shares in such offering equal to the number of shares of series A preferred stock then held. This right may be limited by restrictions placed by the underwriter of the public offering. There is no guarantee that a public offering will ever occur.

     Redemption. Peppermill shall have the right upon the earlier of an initial public offering of Peppermill's common stock or two years from the date of the filing of the certificate of amendment establishing the series A preferred stock, to redeem the shares of series A preferred stock for $.40 per share. The holder has the right to convert the shares to common stock prior to the effective date of redemption.

     This is a summary of the terms of the certificate of amendment to the articles of incorporation of Peppermill attached as Appendix B.

                                  LEGAL OPINION


     The validity of the shares of Peppermill common stock offered by this proxy statement-prospectus will be passed upon by Merrick & Klimek, P.C., 401 South LaSalle Street, Suite 1302, Chicago, Illinois, counsel to Varner and Peppermill. An opinion concerning the material United States federal income tax consequences of the merger shall be produced by Merrick and Klimek, P.C.


                                     EXPERTS

     KPMG LLP, independent certified public accountants, has audited the consolidated balance sheet of Varner Technologies, Inc. and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the two years ended December 31, 1999. These audited financials for Varner Technologies, Inc. and subsidiaries are included as pages F-1 to _____ of this proxy statement-prospectus. These consolidated financial statements are included in reliance on KPMG's reports, given their authority as experts in accounting and auditing.

     Kaufman, Rossin & Co., independent certified public accountants, has audited the balance sheet of Peppermill Capital Corporation as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1999. Andersen, Andersen & Strong, L.C., independent certified public accounts, has audited the balance sheet of Peppermill Capital Corporation as of December 31, 1998, and the related consolidated statement of operations, stockholders' equity and cash flows for the period from April 9, 1998, inception, to December 31, 1998. These audited financial statements for Peppermill Capital Corporation are included as pages F__ to ____ of this proxy statement-prospectus. These consolidated financial statements are included in reliance on the reports of Kaufman, Rossin & Co. and Andersen, Andersen & Strong, L.C., given their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     This proxy statement-prospectus incorporates documents by reference which are not presented in or delivered with this proxy statement-prospectus.

     All documents filed by us as required by Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before the effective date of the taking of action by written consent are incorporated by reference into and to be a part of this proxy statement-prospectus from the date of filing of those documents.

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different.

     Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement-prospectus will be deemed to be modified or superseded for purposes of this proxy statement-prospectus by any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement-prospectus that modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

     The documents incorporated by reference into this proxy statement-prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement-prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement-prospectus, to any person, without charge, upon written or oral request.

     Requests for documents should be directed to:

                   Varner Technologies, Inc.
                   1819 Clarkson Road, Suite 204
                   Chesterfield, Missouri 63017

     Peppermill files reports, proxy statements and other information with the Securities and Exchange Commission. Copies of its reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

                   Judiciary Plaza                 Citicorp Center
                   Room 1024                       500 West Madison Street
                   450 Fifth Street, N.W.          Suite 1400
                   Washington, D.C. 20549          Chicago, Illinois 60661

     Reports, proxy statements and other information concerning Peppermill may be inspected at:

                   The National Association of Securities Dealers
                   1735 K Street, N.W.
                   Washington, D.C.  20006

     Copies of these materials can also be obtained by mail at prescribed rates from the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

     Peppermill has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Peppermill's common stock to be issued to Varner shareholders in the merger. This proxy statement-prospectus constitutes the prospectus of Peppermill filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

     If you have any questions about the merger, please call Varner at (636) 530-4532.

     This proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement-prospectus nor any distribution of securities pursuant to this proxy statement-prospectus shall, under any circumstances, create any implications that there has been no change in the information set forth or incorporated into this proxy statement-prospectus by reference or in our affairs since the date of this proxy statement-prospectus. The information contained in this proxy statement-prospectus with respect to Varner and its subsidiaries was provided by Varner and the information contained in this proxy statement-prospectus with respect to Peppermill was provided by Peppermill.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                          FOR SECURITES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Peppermill pursuant to the foregoing provisions or otherwise, Peppermill has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such act, and is therefore unenforceable.

Outside back cover page

     Dealer Prospectus Delivery Obligation. Until 90 days after the effective date of the registration statement registering the shares described in this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                            VARNER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

                        Consolidated Financial Statements

                           December 31, 1999 and 1998

                   (With Independent Auditors' Report Thereon)

Auditors opinion                                  F-2
Consolidated balance sheets                       F-3
Consolidated statements of operations             F-4
Consolidated statements of changes in
  stockholders equity (Deficit)                   F-5
Consolidated statements of cash flows             F-6
Notes to consolidated financial statements        F-7

                          Independent Auditors' Report


The Board of Directors
Varner Technologies, Inc.
   and subsidiaries:

We have audited the accompanying consolidated balance sheet of Varner Technologies, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Varner Technologies, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



May 1, 2000                                                             KPMG LLP

                            VARNER TECHNOLOGIES, INC.

                           Consolidated Balance Sheets

              December 31, 1999 and September 30, 2000 (unaudited)

                                                                                 December 31,         September 30,
                                  Assets                                             1999                 2000
                                                                                 -----------          -------------
                                                                                                      (unaudited)
Current assets:
    Cash and cash equivalents                                                    $   111,202             383,138
    Accounts receivable                                                               25,548              39,275
    Inventory                                                                         23,041              31,262
    Prepaid expenses                                                                   5,873              19,308
                                                                                 -----------          -----------
               Total current assets                                                  165,664             472,983

Property and equipment, net                                                          216,431             158,971
Other assets                                                                         112,615                  --
                                                                                 -----------          -----------
               Total assets                                                      $   494,710             631,954
                                                                                 ===========          ===========

                 Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
    Accounts payable                                                             $   483,002             569,882
    Accrued expenses                                                                 130,910              49,532
    Unearned revenue                                                                 318,466             185,394
    Line of credit                                                                   100,000                 --
    Current installments of capital lease obligations                                 20,131               9,011
    Loan from shareholder                                                                --               41,697
                                                                                 -----------          -----------
               Total current liabilities                                           1,052,509             855,516

Capital lease obligations, excluding current installments                             13,841               9,071

Commitments and contingencies

Stockholders' equity (deficit):
    Preferred stock, $.01 par value; 2,000,000 authorized;
       671,000 and 1,730,404 shares issued and outstanding at
       December 31,1999 and September 30, 2000 respectively                            6,710              17,304
    Common stock - Class A voting, $.01 par value; 17,000,000
       shares authorized; 12,827,828 and 14,827,828 shares  issued and
       outstanding at December 31, 1999 and September 30, 2000 respectively          128,279             148,279
    Common stock - Class B non-voting, $.01 par value;
       10,000,000 shares authorized; 5,937,333 and 8,901,876 shares issued and outstanding at December 31, 1999 and September 30, 2000
       respectively                                                                   59,373              89,019
    Additional paid-in capital                                                     4,718,908           7,180,305
    Retained deficit                                                              (5,484,910)         (7,667,540)
                                                                                 -----------          -----------
               Total stockholders' equity (deficit)                                 (571,640)           (232,633)
                                                                                 -----------          -----------
               Total liabilities and stockholders' equity (deficit)              $   494,710             631,954
                                                                                 ===========          ===========

See accompanying notes to consolidated financial statements.

                            VARNER TECHNOLOGIES, INC.

                      Consolidated Statements of Operations

                     Years ended December 31, 1998 and 1999,
     and three and nine months ended September 30, 1999 and 2000 (unaudited)

                                                                                              Three months ended
                                                     Year ended December 31,                     September 30,
                                                 ------------------------------           ---------------------------
                                                     1998               1999                1999               2000
                                                 -----------         ----------           --------           --------
                                                                                                  (unaudited)
Sales                                            $ 1,240,448          2,511,571            567,683            657,757
Cost of sales                                      1,344,277          1,173,032            275,076            346,437
                                                 -----------         ----------           --------         ----------
             Gross profit                           (103,829)         1,338,539            292,607            311,320
                                                 -----------         ----------           --------         ----------
Operating expenses:
    Commissions                                      974,802          1,318,298            324,607            411,693
    Salaries and compensation                        364,509            543,246            144,269            359,797
    Depreciation and amortization                     95,214            102,177             30,363             25,942
    Other operating expenses                         449,788            774,530            193,882            371,516
                                                 -----------         ----------           --------         ----------
             Total operating expenses              1,884,313          2,738,251            693,121          1,168,948
                                                 -----------         ----------           --------         ----------
             Loss from operations                 (1,988,142)        (1,399,712)          (400,514)          (857,628)
                                                 -----------         ----------           --------         ----------
Other income (expense):
    Interest income                                    2,118              6,901              4,962                417
    Interest expense                                  (7,569)            (6,665)            (2,277)            (1,067)
    Other                                                --                 --                 --            (199,499)
                                                 -----------         ----------           --------         ----------
             Total other income (expense)             (5,451)               236              2,685           (200,149)
                                                 -----------         ----------           --------         ----------
             Net loss                            $(1,993,593)        (1,399,476)          (397,829)        (1,057,777)
                                                 ===========         ==========           ========         ==========

Basic and diluted
    loss per share                                    $(0.15)            $(0.08)            $(0.02)            $(0.05)
                                                 ===========         ==========           ========         ==========

Weighted average common
    shares outstanding,
    basic and diluted                             13,649,553         16,612,464         17,817,910         22,528,609
                                                 ===========         ==========           ========         ==========

                                                       Nine months ended
                                                      September 30, 2000
                                                 ------------------------------
                                                     1999               2000
                                                 -----------         ----------
                                                           (unaudited)
Sales                                            $ 1,698,191          1,942,683
Cost of sales                                        835,181          1,149,296
                                                 -----------         ----------
             Gross profit                            863,010            793,387
                                                 -----------         ----------
Operating expenses:
    Commissions                                      840,246          1,145,197
    Salaries and compensation                        377,245            797,386
    Depreciation and amortization                     78,663             77,827
    Other operating expenses                         522,250            752,669
                                                 -----------         ----------
             Total operating expenses              1,818,404          2,773,079
                                                 -----------         ----------
             Loss from operations                   (955,394)        (1,979,692)
                                                 -----------         ----------
Other income (expense):
    Interest income                                    4,998              1,423
    Interest expense                                  (4,849)            (4,862)
    Other                                                --            (199,499)
                                                 -----------         ----------
             Total other income (expense)                149           (202,938)
                                                 -----------         ----------
             Net loss                            $  (955,245)        (2,182,630)
                                                 ===========         ==========

Basic and diluted
    loss per share                                    $(0.07)            $(0.11)
                                                 ===========         ==========

Weighted average common
    shares outstanding,
    basic and diluted                             14,058,324         20,157,346
                                                 ===========         ==========

See accompanying notes to consolidated financial statements.

                            VARNER TECHNOLOGIES, INC.

      Consolidated Statements of Changes in Stockholders' Equity (Deficit)

                     Years ended December 31, 1998 and 1999
                       and September 30, 2000 (unaudited)

                                                                                                   Common stock -
                                                                 Preferred stock                      Class A
                                                           --------------------------       ---------------------------
                                                           Number of                         Number of
                                                             shares          Amount           shares           Amount
                                                           ---------       ----------       ----------       ----------
Balance at December 31, 1997                                      --       $       --        9,672,755       $   96,728

Proceeds from sale of common stock                                --               --               --               --

Net loss                                                          --               --               --               --
                                                           ---------       ----------       ----------       ----------
Balance at December 31, 1998                                      --               --        9,672,755           96,728

Proceeds from sale of common stock                                --               --          155,073            1,551

Conversion of stockholder payable                                 --               --        3,000,000           30,000

Issuance of common stock for services rendered                    --               --               --               --

Proceeds from sale of preferred stock                        671,000            6,710               --               --

Business acquisition cost                                         --               --               --               --

Net loss                                                          --               --               --               --
                                                           ---------       ----------       ----------       ----------
Balance at December 31, 1999                                 671,000            6,710       12,827,828          128,279

Issuance of stock for services rendered                       59,929              599               --               --

Proceeds from sale of stock                                  999,475            9,995        2,000,000           20,000

Net loss                                                          --               --               --               --
                                                           ---------       ----------       ----------       ----------
Balance at September 30, 2000 (unaudited)                  1,730,404       $   17,304       14,827,828       $  148,279
                                                           =========       ==========       ==========       ==========
                                                                  Common stock -
                                                                     Class B
                                                            ------------------------     Additional
                                                            Number of                      paid-in        Retained
                                                             shares         Amount         capital         deficit          Total
                                                            ---------     ----------     ----------      ----------      ----------
Balance at December 31, 1997                                3,426,860     $   34,268      2,200,564      (2,091,841)        239,719

Proceeds from sale of common stock                          1,826,744         18,268        823,244              --         841,512

Net loss                                                           --             --             --      (1,993,593)     (1,993,593)
                                                            ---------     ----------     ----------      ----------      ----------
Balance at December 31, 1998                                5,253,604         52,536      3,023,808      (4,085,434)       (912,362)

Proceeds from sale of common stock                            521,589          5,216        303,861              --         310,628

Conversion of stockholder payable                                  --             --        457,000                         487,000

Issuance of common stock for services rendered                162,140          1,621         98,949              --         100,570

Proceeds from sale of preferred stock                              --             --      1,135,290              --       1,142,000

Business acquisition cost                                          --             --       (300,000)             --        (300,000)

Net loss                                                           --             --             --      (1,399,476)     (1,399,476)
                                                            ---------     ----------     ----------      ----------      ----------
Balance at December 31, 1999                                5,937,333         59,373      4,718,908      (5,484,910)       (571,640)

Issuance of stock for services rendered                       287,876          2,879         89,046              --          92,524

Proceeds from sale of stock                                 2,676,667         26,767      2,372,351              --       2,429,113

Net loss                                                           --             --             --      (2,182,630)     (2,182,630)
                                                            ---------     ----------     ----------      ----------      ----------
Balance at September 30, 2000 (unaudited)                   8,901,876     $   89,019      7,180,305      (7,667,540)       (232,633)
                                                            =========     ==========     ==========      ==========      ==========

See accompanying notes to consolidated financial statements.

                            VARNER TECHNOLOGIES, INC.

                      Consolidated Statements of Cash Flows

                     Years ended December 31, 1998 and 1999
          and nine months ended September 30, 1999 and 2000 (unaudited)


                                                                                                               Nine months ended
                                                                             Year ended December 31,              September 30,
                                                                           --------------------------       -----------------------
                                                                               1998           1999            1999            2000
                                                                           -----------     ----------       --------       --------
                                                                                                                  (unaudited)
Cash flows from operating activities:
    Net loss                                                               $(1,993,593)    (1,399,476)      (955,245)    (2,182,630)
    Adjustments to reconcile net loss to net cash
      used in operating activities:
        Depreciation and amortization                                           95,214        102,177         78,663         77,827
        Compensation expense for issuance of stock                                  --        100,570        100,570         92,524
        Loss on disposal of property, plant, and equipment                         807             --             --             --
        Changes in operating assets and liabilities,
           exclusive of acquisition:
             Accounts receivable                                               (24,971)        35,979          2,198        (13,727)
             Inventory                                                          19,222         15,478          4,619         (8,221)
             Prepaid expenses                                                   (3,373)          (611)       (52,500)       (13,437)
             Other assets                                                           --       (103,439)       (80,273)       110,515
             Accounts payable                                                  483,543        (93,309)      (104,972)        86,880
             Accrued expenses                                                  178,414        (47,504)        78,930        (81,377)
             Unearned revenue                                                  390,215       (200,663)        19,050       (133,072)
                                                                           -----------     ----------     ----------     ----------
               Net cash used in operating activities                          (854,522)    (1,590,798)      (908,960)    (2,064,718)
                                                                           -----------     ----------     ----------     ----------
Cash flows from investing activities
    Purchases of property and equipment                                        (41,133)       (11,337)        (9,112)       (18,266)
    Cash paid for acquisition                                                       --       (300,000)            --             --
                                                                           -----------     ----------     ----------     ----------
               Net cash used in investing activities                           (41,133)      (311,337)        (9,112)       (18,266)
                                                                           -----------     ----------     ----------     ----------
Cash flows from financing activities:
    Proceeds on borrowings from stockholders                                    (5,000)       493,800        493,800         41,697
    Proceeds on borrowings from note payable                                        --        100,000        100,000       (100,000)
    Proceeds from sale of stock                                                841,512      1,452,628        491,978      2,429,113
    Payments on capital lease obligations                                      (24,299)       (26,291)       (18,282)       (15,890)
    Payments on borrowings from stockholders                                                   (6,800)        (6,800)            --
                                                                           -----------     ----------     ----------     ----------
               Net cash provided by financing activities                       812,213      2,013,337      1,060,696      2,354,920
                                                                           -----------     ----------     ----------     ----------
               Net increase (decrease) in cash and cash equivalents            (83,442)       111,202        142,624        271,936

Cash and cash equivalents, beginning of period                                  83,442             --             --        111,202
                                                                           -----------     ----------     ----------     ----------
Cash and cash equivalents, end of period                                   $        --        111,202        142,624        383,138
                                                                           ===========     ==========     ==========     ==========


See accompanying notes to consolidated financial statements.

                            VARNER TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

(1)  Summary of Significant Accounting Policies

     (a)  Description of Business

          Varner Technologies, Inc. and subsidiaries (the Company) is a Missouri Corporation incorporated on November 17, 1994. The Company markets and sells Internet services, e-commerce, long-distance telephone services, wireless telephone services and products, prepaid telephone cards and other telecommunications products and services. In March 1997, the Company and its major stockholder founded Networking People with Technology, L.L.C. (NPWT) to distribute products and services via the Internet. In November 1999, the Company acquired controlling interest in Peppermill Capital Corporation (Peppermill), a Nevada company engaged in the business of mineral development. The Company operates throughout the United States with its greatest market share in Illinois and Missouri.

     (b)  Basis of Presentation

          During 1997, the Company and its major stockholder formed a limited liability company, NPWT. This limited liability company, owned 60% by the Company, was formed to serve as the marketing subsidiary for the Company's products and services. For financial reporting purposes, the assets, liabilities, and operations of NPWT have been included in the Company's consolidated financial statements. The interest owned by the major stockholder has not been recorded as a minority interest due to the accumulated operating losses that have been incurred by NPWT. All significant intercompany accounts and transactions have been eliminated.

          On December 31, 1999, the Company obtained the 40% of NPWT not previously owned for $1.

          The Company acquired controlling interest in Peppermill as of November 22, 1999. The transaction included the purchase of 90% of the outstanding shares of common stock of Peppermill at $0.001 per share which resulted in a total purchase price of $300,000. The transaction has been accounted for as a capital transaction because Peppermill was a non-operating public shell corporation. Accordingly, no goodwill or other intangibles were recorded in the acquisition and the investment made by the Company to purchase the controlling interest in Peppermill has been recorded as a reduction to additional paid-in-capital.

     (c)  Use of Estimates

          The presentation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (d)  Cash and Cash Equivalents

          The Company considers all short-term investments with an original maturity of three months or less at the time of purchase to be cash equivalents.


                                      F-7                            (Continued)

                            VARNER TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

     (e)  Inventory

          Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventory is comprised of marketing materials and other items required in the Company's normal course of business.

     (f)  Property and Equipment

          Property and equipment consisting of office furniture, equipment, and Internet hub sites are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets of five to seven years.

     (g)  Revenue Recognition

          Sales of prepaid phone cards from third-party providers for which the Company acts as a distributor are recorded as deferred revenue upon sale of the card and then recognized into revenue upon usage or the card's expiration. Amounts received upon the sale or renewal of prepaid Internet services are recorded as deferred revenue and then amortized over the remaining period in which service is provided.

     (h)  Income Taxes

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment dates.

     (i)  Loss Per Share

          Basic loss per share is calculated by dividing the loss for the year or period available to shareholders by the weighted average number of common shares outstanding during the year or period. Diluted earnings reflects the potential dilution that could occur if other contracts to issue common stock were exercised and resulted in the issuance of common stock that shared in the earnings of the Company. The Company did not have any contracts which contained potential dilutive shares during any of the years or periods presented.

     (j)  Unaudited Interim Financial Statements

          The interim consolidated financial statements include the accounts of Varner Technologies Inc. and its subsidiaries. In the opinion of management, the interim consolidated financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the consolidated financial position as of September 30, 2000 and results of operations for the three and nine month periods ended September 30, 1999 and 2000. Interim periods are not necessarily indicative of results to be expected for the year.


                                      F-8                            (Continued)

                            VARNER TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

(2)  Liquidity

     The Company's consolidated financial statements for the years ended December 31, 1998 and 1999 and for the nine month period ended September 30, 2000 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of approximately $1,994,000, $1,399,000, and $2,183,000 for the years ended December 31, 1998, 1999, and for the nine month period ended September 30, 2000, respectively, and as of December 31, 1999 and September 30, 2000 had an accumulated deficit of approximately $5,485,000 and $7,668,000, respectively. Management recognizes the Company must generate or obtain additional resources to enable it to continue operations.

(3)  Inventory

     Inventory consists of the following:

                                                  1999
                                                -------
          Promotional materials                 $10,797
          Company products                       12,244
                                                -------
                                                $23,041
                                                =======

(4)  Property and Equipment

     Property and equipment consist of the following:

                                                        Useful life
                                                          in years       1999
                                                        -----------   ----------

     Furniture and fixtures                                   7       $    7,175
     Office equipment                                         5           15,855
     Internet equipment                                       5           38,494
     Computer hardware and software                           5          471,100
                                                        ===========   ----------
                                                                         532,624
     Less accumulated depreciation                                       316,193
                                                                      ----------
                                                                      $  216,431
                                                                      ==========


                                      F-9                            (Continued)

                            VARNER TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

(5)  Line of Credit

     During 1999, the Company entered into a line of credit with a commercial bank. The line of credit bears interest at 8.5% annually and matures May 2000. The line of credit is secured by the personal guarantees of two Officers of the Company. The line of credit was paid off by the Company in May 2000.

(6)  Income Taxes

     Due to the recognition of net operating losses, no income tax expense has been recorded for the years ended December 31, 1998 and 1999, or the three and nine month periods ended September 30, 1999 and 2000. Income tax benefit differed from the amount computed by applying the statutory Federal corporate income tax rate of 34% to income before income tax benefit as a result of the following:

                                                            1998                      1999
                                                          ---------                 ---------
     Expected income tax benefit                           (677,822)                 (475,822)
     State income tax benefit                               (70,510)                  (53,192)
     Meals and entertainment                                    212                       536
     Investment in NPWT                                      78,263                   (16,063)
     Change in valuation allowance                          669,857                   544,541
                                                          ---------                 ---------
             Actual income tax expense                           --                        --
                                                          =========                 =========

     The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1999 are as follows:

                                                              1998                   1999
                                                           ----------             ----------
     Deferred tax assets:
        Net operating loss carryforward                     1,062,009              1,687,758
        Accrual to cash conversion                            218,998                183,541
        Deferred revenue                                      118,361                 72,610
        Research credit                                        34,528                 34,528
                                                           ----------             ----------
                 Total gross deferred tax assets            1,433,896              1,978,437

        Less valuation allowance on deferred tax assets    (1,407,579)            (1,952,120)
                                                           ----------             ----------

                 Net deferred tax assets                       26,317                 26,317

     Deferred tax liabilities - property and equipment
        Principally due to differences in depreciation         26,317                 26,317
                                                           ----------             ----------
                 Net deferred tax asset/liability                  --                     --
                                                           ==========             ==========

     The valuation allowance for deferred tax assets as of December 31, 1998 was approximately $1,400,000. The net change in the total valuation allowance for the year ended December 31, 1999 was an increase of approximately $550,000, to a balance of approximately $1,950,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that


                                      F-10                           (Continued)

                            VARNER TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

     some portion of all of the  deferred  tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable losses and projections for future losses over the period which the deferred tax assets are deductible, management does not believe it is more likely than not the Company will realize the benefits of these deductible differences, therefore a 100% valuation allowance of net deferred tax assets is appropriate as of December 31, 1999 and 1998.

     At December 31, 1999, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $4,500,000, which are available to offset future Federal taxable income, if any. These net operating loss carryforwards expire between 2011 and 2019. The Company also has research credit carryforwards for Federal income tax purposes of approximately $35,000, which are available to reduce future regular income taxes, if any. These research tax credits expire in 2011.

(7)  Leases

     The Company has entered into noncancelable lease agreements for certain computer equipment that are accounted for as a capital lease. The following is an analysis of the leased property under capital leases by major class:

                                                                       1999
                                                                  -------------

                         Computer equipment                       $     110,951
                         Less accumulated amortization                  (76,979)
                                                                  -------------
                                                                  $      33,972
                                                                  =============

     Amortization   of  assets  held  under  capital  leases  is  included  with
     depreciation  expense  in  the  accompanying   consolidated  statements  of
     operations.

     The Company has also entered into leases for sales and administrative offices and various equipment which are accounted for as operating leases. Rent expense for operating leases in 1998 and 1999 totaled approximately $48,000 and $109,000, respectively.


                                      F-11                           (Continued)

                            VARNER TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998

     At December 31, 1999, the Company's future minimum lease payments under noncancelable operating leases and future minimum rental payments due under capital leases were as follows:

                                                                             Capital        Operating
                                                                             leases           leases
                                                                             -------        ---------
     Year ended December 31,
         2000                                                                $23,656          73,340
         2001                                                                  7,272          69,716
         2002                                                                  5,052           9,440
         2003                                                                  4,352           6,596
                                                                             -------        --------
                 Total minimum lease payments                                 40,332         159,092
                                                                                            ========

          Less amount representing interest                                    6,360
                                                                             -------

                 Present value of net minimum lease payments                  33,972

          Less current installments                                           20,131
                                                                             -------

                 Capital lease obligations, excluding current installments   $13,841
                                                                             =======

(8)  Loss Per Share

A reconciliation of the number of shares used in the calculation of basis and diluted loss per share and the calculated amounts of loss per share follows:

                                                              Three         Three         Nine          Nine
                                  Year          Year         Months        Months        Months        Months
                                  Ended         Ended         Ended         Ended         Ended         Ended
                                 December      December     September     September     September     September
                                   31,           31,           30,           30,           30,           30,
                                  1998          1999          1999          2000          1999          2000
                                  ----          ----          ----          ----          ----          ----
     Shares
        Outstanding -
        beginning of
        period                 13,099,615    14,926,359    15,760,088    20,684,437    13,099,615    18,765,161

     Weighted average
        number of common
        shares issued             549,938     1,686,105     2,057,822     1,844,172       958,709     1,392,185

     Weighted average
        number of common
        shares outstanding -   ----------    ----------    ----------    ----------    ----------    ----------
        end of period          13,649,553    16,612,464    17,817,910    22,528,609    14,058,324    20,157,346

     Dilutive shares                    0             0             0             0             0             0
                               ----------    ----------    ----------    ----------    ----------    ----------
     Dilutive shares
        outstanding            13,649,553    16,612,464    17,817,910    22,528,609    14,058,324    20,157,346
                               ==========    ==========    ==========    ==========    ==========    ==========
     Net loss
        (in thousands)            $(1,994)      $(1,399)        $(398)      $(1,058)        $(955)      $(2,183)
                               ==========    ==========    ==========    ==========    ==========    ==========

     Basic and
        diluted earnings
        per share                  $(0.15)       $(0.08)       $(0.02)       $(0.05)       $(0.07)       $(0.11)
                               ==========    ==========    ==========    ==========    ==========    ==========

(9)  Common Stock

     On October 31, 1998, the Company's Articles of Incorporation were amended to reflect a change in its capital structure as follows:

     (a) an increase in the number of authorized shares of Class A voting common stock to 17,000,000 shares at $.01 par value,

     (b) an increase in the number of authorized shares of Class B non-voting common stock to 10,000,000 shares at $.01 par value, and

     (c) the authorization of 2,000,000 shares of preferred stock at $.01 par value.

     All share information in the accompanying consolidated financial statements reflects these changes.

(10) Supplemental Cash Flow Information

     For the years ended December 31, 1998 and 1999, the Company paid approximately $9,000 and $6,000, respectively, in cash for interest expense.

     During 1999, capital lease obligations of approximately $25,000 were incurred when the Company entered into leases for new computer equipment.

     During 1999, the Company converted a $487,000 payable to a stockholder into Class A voting common stock.

                                      F-12                           (Continued)

                            VARNER TECHNOLOGIES, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


(11) Commitments and Contingencies

     The Company is involved in certain litigation which occurs in the normal course of business. In the opinion of management, the ultimate results of these matters will not have a material impact on the financial position of the Company.

(12) Related Party Transactions

     During 1998 and 1999, the Company paid consulting fees and sales based performance commissions of approximately $155,000 and $264,000 respectively, to two officers of the Company and a family member of the officers.

     During 1999, the Company paid consulting fees of approximately $48,000 and $47,000 to two stockholders of the Company.

     During 1999, approximately $101,000 of services were provided by a stockholder and consultant of the Company in exchange for shares of Class B non-voting common stock of the Company. During the nine month period ended September 30, 2000 approximately $36,000 of services were provided by a stockholder of the Company in exchange for shares of Class B non-voting commons stock of the Company.

(13) Events Subsequent to the Balance Sheet Date

     In January 2000, the Company's Board of Directors approved the 1999 Varner Technologies Inc. Stock Option Plan which authorizes the Company to issue stock options for up to 4,000,000 shares of Class A voting common stock and 3,500,000 shares of Class B non-voting common stock of the Company to executives, employees, directors and consultants of the Company. As of September 30, 2000 the Company has not issued any stock options.

     Events Subsequent to the Independent Auditor's Report (Unaudited)

     On September 14, 2000, Peppermill's Board of Directors approved the 2000 Peppermill Stock Option Plan which authorizes Peppermill to issue stock options for up to 10,000,000 shares of Peppermill's common stock to officers and other full-time salaried employees of Peppermill and its subsidiaries with managerial, professional or supervisory responsibilities and consultants and advisors who render services to Peppermill and its subsidiaries. As of September 30,2000, Peppermill has not issued any stock options.


                                      F-13                           (Continued)

ANDERSEN ANDERSEN & STRONG, L.C.                  941 East 3300 South, Suite 220
Certified Public Accountants and Business            Salt Lake City, Utah, 84106
 Consultants Board                                        Telephone 801-486-0096
Member SEC Practice Section of the AICPA                        Fax 801-486-0098
                                                      E-mail Kandersen @ msn.com

Board of Directors
Peppermill Capital Corporation
Vancouver, B.C., Canada

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have audited the accompanying balance sheet of Peppermill Capital Corporation (a development stage company) at February 28, 1999, and December 31, 1998 the statement of operations, stockholders' equity, and cash flows for the two months ended February 28, 1999 and the period from April 9, 1998 to December 31, 1998 and the period from April 9, 1998 (date of inception) to February 28, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peppermill Capital Corporation at February 28, 1999 and December 31, 1998, and the results of operations, and cash flows for the two months ended February 28, 1999 and the period from April 9, 1998 to December 31, 1998 and the period from April 9, 1998 (date of inception) to February 28, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage and will need additional working capital for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 5. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Salt Lake City, Utah                            /s/ "Andersen Andersen & Strong"
April 12, 1999

         A member of ACF International with affiliated offices worldwide

                         PEPPERMILL CAPITAL CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                     FEBRUARY 28, 1999 AND DECEMBER 31, 1998
================================================================================



                                                                             Feb 28               Dec 31
ASSETS                                                                        1999                 1998
                                                                              ----                 ----
CURRENT ASSETS

     Cash                                                                   $ 16,125              $  1,125
     Note Receivable                                                              --                15,000
                                                                            --------              --------

           Total Current Assets                                               16,125                16,125
                                                                            --------              --------

OTHER ASSETS

     Mineral lease - Note 3                                                    2,129                 2,129
                                                                            --------              --------

                                                                            $ 18,254              $ 18,254
                                                                            ========              ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

      Accounts payable - related parties                                    $  6,800              $  6,800
      Accounts payable                                                         2,516                 1,316
                                                                            --------              --------

            Total Current Liabilities                                          9,316                 8,116
                                                                            --------              --------

STOCKHOLDERS' EQUITY

Common stock

      200,000,000 shares authorized, at $0.001 par
      value; 11,239,700 shares issued and outstanding                         11,240                11,240

Capital in excess of par value                                                21,930                21,930

Deficit accumulated during the development stage                             (24,232)              (23,032)
                                                                            --------              ========

Total Stockholders' Equity                                                     8,938                10,138
                                                                            --------              --------

                                                                            $ 18,254              $ 18,254
                                                                            ========              ========


   The accompanying notes are an integral part of these financial statements.

                         PEPPERMILL CAPITAL CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS
            FOR THE TWO MONTHS ENDED FEBRUARY 28, 1999 AND THE PERIOD
                APRIL 9, 1998 TO DECEMBER 31, 1998 AND THE PERIOD
             APRIL 9, 1998 (DATE OF INCEPTION) TO FEBRUARY 28, 1999
================================================================================


                                                                                             April 9, 1998
                                             Feb 28,                   Dec 31,            (date of inception)
                                              1999                      1998                to Feb 28, 1999
                                             -------                   -------            -------------------
REVENUE                                   $         --              $         --              $         --

EXPENSES                                         1,200                    23,032                    24,232
                                          ------------              ------------              ------------

NET LOSS                                  $     (1,200)             $    (23,032)             $    (24,232)
                                          ============              ============              ============


NET LOSS PER COMMON SHARE

     Basic                                $         --              $    (0.002)
                                          ------------              ============


AVERAGE OUTSTANDING SHARES

     Basic                                  11,239,700                11,239,700
                                          ------------              ------------



   The accompanying notes are an integral part of these financial statements.

                         PEPPERMILL CAPITAL CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
            FOR THE TWO MONTHS ENDED FEBRUARY 28, 1999 AND THE PERIOD
         APRIL 9, 1999 TO DECEMBER 31, 1998 AND THE PERIOD APRIL 9, 1998
                    (DATE OF INCEPTION) TO FEBRUARY 28, 1999
================================================================================


                                                                                           Apr 9, 1998
                                                 Feb 28,              Dec 31,          (date of inception)
                                                  1999                 1998              to Feb 28, 1999
                                                 -------              -------          -------------------
CASH FLOWS FROM
     OPERATING ACTIVITIES:

Net loss                                        $ (1,200)             $(23,032)             $(24,232)

Adjustments to reconcile net loss to net cash provided by operating activities:

    Change in accounts payable                     1,200                 8,116                 9,316


         Net Cash From Operations                     --               (14,916)              (14,916)
                                                --------              ========              ========

CASH FLOWS FROM INVESTING
    ACTIVITIES:

Change in note receivable                         15,000               (15,000)                   --
Purchase of mineral lease                             --                (2,129)               (2,129)
                                                --------              --------              --------

CASH FLOWS FROM FINANCING
    ACTIVITIES:

Proceeds from issuance of common stock                --                33,170                33,170
                                                --------              --------              --------

Net Increase in Cash                              15,000                 1,125                16,125

Cash at Beginning of Period                        1,125                    --                    --
                                                --------              --------              --------

Cash at End of Period                           $ 16,125              $  1,125              $ 16,125
                                                ========              ========              ========



   The accompanying notes are an integral part of these financial statements.

                         PEPPERMILL CAPITAL CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE PERIOD FROM APRIL 9, 1998 (DATE OF INCEPTION)
                              TO FEBRUARY 28, 1999
================================================================================



                                                       Common Stock                             Capital in
                                                 -------------------------         Excess of          Accumulated
                                                 Shares             Amount         Par Value            Deficit
                                                 ------             ------         ---------            -------
BALANCE DECEMBER 2, 1998
 (date of inception)                                   --         $       --       $       --         $       --

Issuance of common stock for cash
  at $.001 - June 6, 1999                       4,000,000              4,000               --                 --

Issuance of common stock for cash
   at $.001 - June 23, 1998                     6,000,000              6,000               --                 --

Issuance of common stock for cash
    at $.001 - June 25, 1998                    1,150,000              1,150               --                 --

Issuance of common stock for cash
    at $.10 - June 26, 1998                         2,700                  3              267                 --

Issuance of common stock for cash
    at $0.25 - September 17, 1998                  87,000                 87           21,663                 --

Net operating loss for the period from
    April 9, 1998 to December 31, 1998                 --                 --               --            (23,032)



BALANCE DECEMBER 31, 1998                      11,239,700             11,240           21,930            (23,032)

Net operating loss for the two
   Months ended February 28, 1999                      --                 --               --             (1,200)



BALANCE FEBRUARY 28, 1999                      11,040,050         $   11,240       $   21,930         $  (24,232)
                                               ==========         ==========       ==========         ==========



   The accompanying notes are an integral part of these financial statements.

                         PEPPERMILL CAPITAL CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
================================================================================

1.   ORGANIZATION

The Company was incorporated under the laws of the State of Nevada on April 9, 1998 with authorized common stock of 200,000,000 shares at $0.001 par value.

Since its inception the company has completed two Regulation D offerings of 7,239,700 shares of its capital stock for cash.

The Company is in the development stage and was organized for the purpose of engaging in the business of mineral development.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting, Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Income Taxes

On December 31, 1998, the Company had a net operating loss carry forward of $23,032. The income tax benefit from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company has no operations. The loss carryforward will expire in the year 2019.

Earning (Loss) Per Share

Earnings (loss) per share amounts are computed based on the weighted average number of shares actually outstanding using the treasury stock method in accordance with FASB statement No. 128.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity, at the time of purchase, of less than three months, to be cash equivalents.

                         PEPPERMILL CAPITAL CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
================================================================================

Foreign Currency Translation

The transactions of the Company completed in Canadian dollars have been translated to US dollars. Assets and liabilities are translated at the year end exchange rates and the income and expenses at the average rates of exchange prevailing during the period reported on.

Amortization of Capitalized Mineral Lease Costs

The Company will use the successful efforts method to amortize the capitalized costs of any mineral leases it acquires, which provides for capitalizing the purchase price of the project and the additional costs directly related to proving the properties, and amortizing these amounts over the life of the mineral deposit. All other costs will be expensed as incurred. Unamortized capitalized costs will be expensed if the property is proven to be of no value.

Financial Instruments

The carrying amounts of financial instruments, including cash, mineral leases, and accounts payable, are considered by management to be their estimated fair values. These values are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

3.   PURCHASE OF MINERAL LEASES

On June 18, 1998 the Company acquired mineral claims known as "Star Claims" consisting of 11 units located near the town of Merritt, British Columbia, for $2,129 with expiration dates in 1999. The units cover 587 acres.

                         PEPPERMILL CAPITAL CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
================================================================================

4.   RELATED PARTY TRANSACTIONS

Related parties have acquired 36% of the common stock issued for cash.

The officers and directors of the Company are involved in other business activities and they may, in the future, become involved in additional business ventures which also may require their attention. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has formulated no policy for the resolution of such conflicts.

5.   GOING CONCERN

Continuation of the Company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding, and long term financing, which will enable the Company to operate in the future.

Management recognizes that, if it is unable to raise additional capital, the Company cannot operate in the future.

--------------------------------------------------------------------------------




                         PEPPERMILL CAPITAL CORPORATION
                             FINANCIAL STATEMENTS
                               DECEMBER 31, 1999




--------------------------------------------------------------------------------

C O N T E N T S
                                                                            Page
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT                                                F-24

FINANCIAL STATEMENTS

         Balance Sheet                                                      F-25

         Statement of Operations                                            F-26

         Statement of Stockholders' Equity                                  F-27

         Statement of Cash Flows                                            F-28

         Notes to Financial Statements                               F-29 - F-30

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------


To the Stockholders
Peppermill Capital Corporation
Chesterfield, Missouri


We have audited the accompanying balance sheet of Peppermill Capital Corporation as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peppermill Capital Corporation as of December 31, 1999, and the results of its operations, and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company does not have working capital as of December 31, 1999. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                         KAUFMAN, ROSSIN & CO.

Miami, Florida
April 10, 2000

PEPPERMILL CAPITAL CORPORATION
BALANCE SHEET
DECEMBER 31, 1999
--------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

   Common stock, 200,000,000 shares authorized, at $0.001 par value;
       11,239,700 shares issued and outstanding                     $    11,240
   Additional paid-in capital                                            33,291
   Accumulated deficit                                             (     44,531)
--------------------------------------------------------------------------------

         Total stockholders' equity                                 $        --
--------------------------------------------------------------------------------



                            See accompanying notes.

PEPPERMILL CAPITAL CORPORATION
STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
REVENUE                                                             $        --

EXPENSES                                                                 21,499
--------------------------------------------------------------------------------

NET LOSS                                                           ($    21,499)
--------------------------------------------------------------------------------

WEIGHTED AVERAGE NUMBER OF COMMON
     SHARES OUTSTANDING                                              11,239,700
--------------------------------------------------------------------------------

NET LOSS PER SHARE                                                 ($      0.00)
--------------------------------------------------------------------------------


                             See accompanying notes.

PEPPERMILL CAPITAL CORPORATION
STATEMENT OF STOCKHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 1999

-----------------------------------------------------------------------------------------------------------------------------------

                                                                    Common Stock
                                                             -------------------------      Additional    Accumulated
                                                               Shares          Amount     Paid-in Capital   Deficit          Total
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1998                                    11,239,700     $   11,240     $   21,930     ($  23,032)    $   10,138

Contribution of capital (Note 2)                                   --             --           11,361           --           11,361

Net loss for the year ended December 31, 1999                      --             --             --       (   21,499)   (    21,499)
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1999                                    11,239,700     $   11,240     $   33,291     ($  44,531)    $     --
-----------------------------------------------------------------------------------------------------------------------------------


                            See accompanying notes.

PEPPERMILL CAPITAL CORPORATION
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1999
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                          ($21,499)
-------------------------------------------------------------------------------
     Adjustments to reconcile net loss to net cash
        used in operating activities:
        Amortization                                                      2,129
        Change in accounts payable                                        3,245
-------------------------------------------------------------------------------
              Total adjustments                                           5,374
-------------------------------------------------------------------------------
                  Net cash used in operating activities                ( 16,125)

CASH FLOWS FROM INVESTING ACTIVITIES:
     Collection of note receivable                                       15,000
-------------------------------------------------------------------------------

NET DECREASE IN CASH                                                   (  1,125)

CASH AT BEGINNING OF YEAR                                                 1,125
-------------------------------------------------------------------------------

CASH AT END OF YEAR                                                    $     --
-------------------------------------------------------------------------------

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
-------------------------------------------------------------------------------

     During 1999, certain stockholders of the Company converted
      amounts owed to them into capital                                 $11,361
------------------------------------------------------------------------------


                            See accompanying notes.

PEPPERMILL CAPITAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

          Organization and Business  Activity

          Peppermill Capital Corporation (the Company) was incorporated in April 1998, under the laws of the State of Nevada for the purpose of exploration and development of mineral properties. The Company was considered to be in the development stage through December 31, 1998. On November 22, 1999, in a private transaction, Varner Technologies, Inc. (Varner) purchased approximately 90% of the Company's outstanding common stock. The purchase of the shares of the Company's common stock by Varner was done in contemplation of a business combination/merger transaction between the two entities. The entities have entered into a letter of intent, however, the final terms of the combination/merger have not been finalized as of the date of this report.

          At December 31, 1999, the Company had no planned operations and was not considered to be in the development stage.

          Use of Estimates

          The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

          Income Taxes

          The Company accounts for income taxes according to Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under the liability method specified by SFAS No. 109, deferred income taxes are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities.

          Net Loss Per Share

          The Company applies Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the reported period. There were no potentially dilutive securities outstanding at December 31, 1999.

--------------------------------------------------------------------------------
NOTE 2.   RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

          The Company's stockholders, from time to time, pay for Company expenses and are reimbursed by the Company. At December 31, 1999, $11,361 was due to the stockholders, which the stockholders elected to contribute to capital.

--------------------------------------------------------------------------------
NOTE 3.   INCOME TAXES
--------------------------------------------------------------------------------

          At December 31, 1999 the Company had a deferred tax asset of approximately $17,000, resulting from net operating losses of approximately $44,000. The deferred tax asset is offset entirely by a valuation allowance. The net operating losses will expire in 2018 and 2019.

          Deferred tax assets are reduced by a valuation allowance if, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management's valuation procedures consider projected utilization of deferred tax assets prospectively over the next several years, and continually evaluate new circumstances surrounding the future realization of such assets.

          The income tax benefit differs from the amount computed by applying the federal statutory tax rate to loss before income taxes principally due to an increase in the deferred tax asset valuation allowance of approximately $8,000.

--------------------------------------------------------------------------------
NOTE 4.   GOING CONCERN
--------------------------------------------------------------------------------

          The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. The Company has sustained losses and negative cash flows from inception and has no working capital available to fund any possible future expenditures necessary to remain in business. The Company believes any future capital requirements will be provided by the majority stockholder.

Part I.  FINANCIAL INFORMATION

PEPPERMILL CAPITAL CORPORATION
CONDENSED BALANCE SHEETS
SEPTEMBER 30, 2000 AND DECEMBER 31, 1999

====================================================================================================================================

                                                                                                 (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY                                                      September 30, 2000      December 31, 1999
====================================================================================================================================
CURRENT LIABILITIES
     Accrued liabilities, to related parties (Note 2)                                             $ 27,951             $     --

STOCKHOLDERS' EQUITY (DEFICIENCY)
     Common stock, 200,000,000 shares authorized, at $0.001 par value;
         11,239,700 shares issued and outstanding                                                   11,240               11,240
     Additional paid-in capital                                                                     33,291               33,291
     Accumulated deficit                                                                           (72,482)             (44,531)
------------------------------------------------------------------------------------------------------------------------------------
         Total stockholders' equity (deficiency)                                                   (27,951)                  --
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                  $     --             $     --
====================================================================================================================================


            See notes to condensed financial statements - unaudited.

PEPPERMILL CAPITAL CORPORATION
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2000 AND 1999

====================================================================================================================================

                                                       Three Months Ended                              Nine Months Ended
                                                          September 30                                   September 30
                                           ------------------------------------------     ------------------------------------------
                                               2000                         1999              2000                         1999
====================================================================================================================================
REVENUE                                    $         --                 $         --      $         --                 $         --

OPERATING EXPENSES
     General and administrative                  15,730                          558            27,951                       17,800
------------------------------------------------------------------------------------------------------------------------------------

NET LOSS                                   ($    15,730)                ($       558)     ($    27,951)                ($    17,800)
====================================================================================================================================

WEIGHTED AVERAGE NUMBER OF
     SHARES OUTSTANDING                      11,239,700                   11,239,700        11,239,700                   11,239,700
====================================================================================================================================

NET LOSS PER SHARE - BASIC AND DILUTED     $         --                           --      $         --                           --
====================================================================================================================================


            See notes to condensed financial statements - unaudited.

PEPPERMILL CAPITAL CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2000 AND 1999

====================================================================================================================================
                                                                                                            2000             1999
====================================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                                              ($15,730)        ($17,800)
    Adjustment to reconcile net loss to net cash used in operating activities:
       Decrease in note receivable                                                                              --           15,000
       Increase in accounts payable and accrued expenses                                                    15,730            3,245
------------------------------------------------------------------------------------------------------------------------------------
          Net cash used in operating activities, representing the net decrease
              in cash and cash equivalents for the period                                                       --              445

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                                                                 --            1,125
------------------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                                                 $     --         $  1,570
====================================================================================================================================


            See notes to condensed financial statements - unaudited.

PEPPERMILL CAPITAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
================================================================================

================================================================================
NOTE 1.   BASIS OF PRESENTATION
================================================================================

          Basis of Presentation

          The accompanying (unaudited) financial statements of Peppermill Capital Corporation have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and, therefore, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

          In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. Operations for the period ended September 30, 2000, are not necessarily indicative of the results that can be expected for the year ended December 31, 2000.

          The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

          The financial data at December 31, 1999 is derived from audited financial statements which are included in the Company's form 10-KSB and should be read in conjunction with the audited financial statements and the notes thereto.

================================================================================
NOTE 2.   RELATED PARTY TRANSACTIONS
================================================================================

          Varner Technologies, Inc. (90% owner of the Company) paid certain expenses on behalf of the Company aggregating $15,730, including accounting and legal expenses.

================================================================================
NOTE 3.   NET LOSS PER COMMON SHARE
================================================================================

          Basic and diluted net loss per common share was computed by dividing the net loss by the weighted number of shares of common stock outstanding during each period.

================================================================================
NOTE 4.   GOING CONCERN UNCERTAINTIES
================================================================================

          The Company has sustained losses and negative cash flows from inception and has no working capital available to fund any possible future expenditures necessary to remain in business. The Company believes any future capital requirements will be provided by the majority stockholder.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

     Section 78.751 of the Nevada general corporation law allows domestic corporations such as Peppermill to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of any corporation, partnership, joint venture, trust, or other enterprise. Peppermill's bylaws provide that such persons shall be indemnified and held harmless to the fullest extent permitted by Nevada law.

     Nevada law permits domestic corporations such as Peppermill to advance expenses in connection with defending any such proceedings, provided that the person being indemnified undertakes to repay any such advances if it is later determined that he was not entitled to be indemnified by the corporation. Peppermill's bylaws requires that Peppermill advance such funds upon receipt of such an undertaking with respect to repayment.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Peppermill pursuant to the foregoing provisions or otherwise, Peppermill has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such act, and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a)

Exhibits       Description
--------       -----------
2.1            Stock Purchase Agreement, dated as of November 19, 1999, between
               Varner Technologies, Inc. and certain Peppermill Capital
               Corporation shareholders.(4)
2.2            Agreement and Plan of Merger, dated as of June 2, 2000, between
               Peppermill Capital Corporation and Varner Technologies, Inc.
               (included as Appendix A to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).(4)
3.1            Bylaws of Peppermill Capital Corporation.(1)
3.2            Articles of Incorporation of Peppermill Capital Corporation.(1)
3.3            Form of Certificate of Amendment to Articles of Incorporation for
               Peppermill Capital Corporation (included as Appendix B to the proxy statement-prospectus forming a part of this Registration
               Statement and incorporated herein by reference).(4)

Exhibits       Description
--------       -----------
4.1            Text of Common Stock Certificate for Peppermill Capital
               Corporation (renamed Varner Technologies, Inc.).(4)
4.2            Text of Preferred Stock Certificate for Peppermill Capital
               Corporation (renamed Varner Technologies, Inc.) (4)
5.1            Opinion of Merrick & Klimek, P.C. as to the legality of the shares of Peppermill Capital Corporation Common Stock being registered hereby.

8.1            Tax Opinion of Merrick & Klimek, P.C.

10.1           Valuation and Related Fairness Opinion prepared by Evans & Evans,
               Inc.(4)

10.2           Peppermill Capital Corporation 2001 Stock Option Plan (4)


16.1 Letter of Andersen, Andersen & Strong re: change in certified accountant.(3)
23.1           Consent of KPMG, LLP.
23.2 Consent of Merrick & Klimek, P.C. (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).
23.3           Consent of Andersen, Andersen & Strong.
23.4           Consent of Kaufman, Rossin & Co.

23.5           Consent of Evans and Evans, Inc.(4)

24.1           Power of Attorney (contained in signature page).


99.1           Text of Proxy Card. (4)



------------------
1 Incorporated by reference from Peppermill's Registration Statement on Form 10-SB File No.000-25989, filed on May 6, 1999.

2    To be filed by amendment.

3 Incorporated by reference from Peppermill's Current Report on Form 8-K dated April 7, 2000.

4    Previously filed.

(b)  Financial Statement Schedules.

Item 22.    Undertakings

Peppermill hereby undertakes:

     (1) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4 under the Securities Act of 1933, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of the registration statement through the date of responding to such request.

     (2) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective; and

     (3) insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Peppermill pursuant to the provisions described in Item 20 above, or otherwise, Peppermill has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by Peppermill of expenses incurred or paid by a director, officer or controlling person of Peppermill in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Peppermill will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Peppermill had duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chesterfield, State of Missouri, on the 5th day of January, 2001.


                                            Peppermill Capital Corporation

                                        By: /s/ Clayton W. Varner
                                            ------------------------------------
                                            Clayton W. Varner,
                                            Chief Executive Officer and Chairman

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Clayton W. Varner his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                        TITLE                          DATE
---------                        -----                          ----


 /s/ Clayton W. Varner           Chairman, Chief Executive      January 5, 2001
----------------------           Officer, Chief Financial
Clayton W. Varner                Officer, Director


/s/ Tjody Varner                 President of Sales and
----------------------           Marketing of Networking
                                 People with Technology,
                                 L.L.C., Director               January 5, 2001

/s/ Robert Rapp                  Executive Vice President,
----------------------           Secretary, Director            January 5, 2001

                                  EXHIBIT INDEX


Exhibits       Description
--------       -----------
2.1            Stock Purchase Agreement, dated as of November 19, 1999, between
               Varner Technologies, Inc. and certain Peppermill Capital
               Corporation shareholders.(4)
2.2            Agreement and Plan of Merger, dated as of June 2, 2000, between
               Peppermill Capital Corporation and Varner Technologies, Inc.
               (included as Appendix A to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).(4)
3.1            Bylaws of Peppermill Capital Corporation(1)
3.3            Articles of Incorporation of Peppermill Capital Corporation(1)
3.3            Form of Certificate of Amendment to Articles of Incorporation for
               Peppermill Capital Corporation (included as Appendix B to the proxy statement-prospectus forming a part of this Registration
               Statement and incorporated herein by reference).(4)
4.1            Text of Common Stock Certificate for Peppermill Capital
               Corporation (renamed Varner Technologies, Inc.).(4)
4.2            Text of Preferred Stock Certificate for Peppermill Capital
               Corporation (renamed Varner Technologies, Inc.) (4)
5.1            Opinion of Merrick & Klimek, P.C. as to the legality of the shares of Peppermill Capital Corporation Common Stock being registered hereby.

8.1            Tax Opinion of Merrick & Klimek, P.C.

10.1           Valuation and Related Fairness Opinion prepared by Evans & Evans,
               Inc.(4)

10.2           Peppermill Capital Corporation 2001 Stock Option Plan (4)

16.1 Letter of Andersen, Andersen & Strong re: change in certified accountant.(3)
23.1           Consent of KPMG, LLP.
23.2 Consent of Merrick & Klimek, P.C. (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).
23.3           Consent of Andersen, Andersen & Strong.
23.4           Consent of Kaufman, Rossin & Co.

23.5           Consent of Evans and Evans, Inc. (4)

24.1           Power of Attorney (contained in signature page).

99.1           Text of Proxy Card.(4)



------------------
1 Incorporated by reference from Peppermill's Registration Statement on Form 10-SB File No.000-25989, filed on May 6, 1999.

2    To be filed by amendment.

3 Incorporated by reference from Peppermill's Current Report on Form 8-K dated April 7, 2000.

4    Previously filed.